PHARMACEUTICAL RESOURCES, INC.
                               One Ram Ridge Road
                          Spring Valley, New York 10977


                                                   Dated as of December 28, 2001


ISP Hungary Holdings Ltd.
ISP Investments Inc.
ISP Chemicals Inc.
ISP Technologies Inc.
c/o International Specialty Products Inc.
1361 Alps Road
Wayne, New Jersey 07470

Ladies and Gentlemen:

         Attached to this letter is a form of Purchase Agreement, together with the forms of Exhibits and Schedules referred to therein (collectively, the "Form of Agreement"), among Pharmaceutical Resources, Inc. ("PRI"), as purchaser, and ISP Hungary Holdings Ltd., ISP Investments Inc., ISP Chemicals Inc. and ISP Technologies Inc. (collectively, "ISP"), as sellers, relating to the proposed transactions contemplated therein. Capitalized terms used and not otherwise defined herein are used herein as defined in the Form of Agreement.

         1. In consideration of PRI's covenants hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by ISP), ISP hereby agrees that from the date of this letter until the No-Shop Termination Date (as hereinafter defined), neither ISP nor any of its officers or directors shall (a) solicit any Entity to make an Acquisition Proposal (as hereinafter defined), (b) deliver confidential information relating to the Business to any Entity for the purpose of knowingly facilitating such Entity's making of an Acquisition Proposal or (c) engage in any negotiations concerning an Acquisition Proposal. For purposes of this letter, (i) "Acquisition Proposal" shall mean any proposal or offer from an Entity other than PRI relating to an acquisition or purchase of the Shares, the Business or any material part of the Assets, other than sales of inventory in the ordinary course; and (ii) "No-Shop Termination Date" shall mean the earliest of (A) the date of closing of any sale of equity securities by PRI after the date hereof,
(B) the eighth Business Day immediately following the date on which the Registration Statement shall have been declared effective by the SEC and (C) February 15, 2002 (the earliest of such dates being the "Execution Date"); provided, however, that if both PRI and ISP shall have duly executed and delivered the Form of Agreement prior to the Cutoff Time (as hereinafter defined), the No-Shop Termination Date shall mean the earlier of the Closing Date and the Termination Date. PRI shall notify ISP in writing of the occurrence of the Execution Date (the "Notice") promptly (and in any event within one Business Day) following the occurrence of the Execution Date. Notwithstanding the foregoing, however, it is agreed that neither any actions in connection with

Dated as of December 28, 2001
Page 2


any proposed acquisition (by merger or otherwise) of International Specialty Products Inc., nor any public disclosure made in accordance with Section 4 below, shall constitute a violation of this Section 1.

         2. In consideration of ISP's covenants hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by PRI), PRI hereby irrevocably and unconditionally agrees that, if
(a) ISP shall have delivered to PRI, by not later than 4:00 p.m. New York City time on the first Business Day following ISP's receipt of the Notice (the "Start Date"), a copy of the Form of Agreement (with no changes thereto other than any wholly ministerial changes necessary to complete the Form of Agreement) duly executed by ISP, and (b) ISP shall not have received from PRI, prior to 4:00 p.m. New York City time on the first Business Day following the Start Date (the "Cutoff Time"), a copy of the Form of Agreement (with no changes thereto other than any wholly ministerial changes necessary to complete the Form of Agreement) duly executed and delivered by PRI, then PRI shall pay to ISP, by not later than the second Business Day following the Start Date, in cash by wire transfer of immediately available funds to an account to be designated by ISP, a fee and expense reimbursement in an aggregate amount equal to $3,000,000 (Three Million Dollars) (the "Fee"). The Fee, which PRI hereby acknowledges is reasonable, shall not constitute a penalty and shall not be subject to offset or deduction of any kind by PRI. The Fee shall be ISP's exclusive remedy against PRI in respect of any failure of PRI to duly execute and deliver the Form of Agreement prior to the Cutoff Time. If for any reason PRI fails to pay the Fee to ISP in accordance with the terms hereof, (i) the Fee shall bear interest at the rate of 7% per annum from the Cutoff Time until paid in full to ISP, and (ii) PRI shall in addition pay to ISP all costs and expenses (including reasonable legal fees and expenses) of ISP in connection with any action taken to collect payment.

         3. Each of PRI and ISP shall make the appropriate filings (and pay any required filing fees) under the HSR Act with respect to their respective proposed participation in transactions contemplated by the Form of Agreement on or as promptly as practicable following December 31, 2001. PRI shall not voluntarily withdraw the Registration Statement or seek to delay SEC comments thereto. The parties shall in good faith make any necessary revisions to the Schedules on or prior to 12:00 a.m., New York City time on January 1, 2002.

         4. The contents, terms and existence of this letter and the Form of Agreement are confidential and shall not be disclosed by PRI or ISP (or their respective representatives, advisors or agents) without the other party's prior written consent (except to the extent required by applicable law or applicable stock exchange rule, or as may be necessary in connection with an action to collect payment of the Fee or to enforce compliance with Section 1 hereof, but in each case, only following delivery of reasonable prior notice of such disclosure to the other party). Notwithstanding the foregoing, the parties shall use their best efforts not to make any public announcement in respect of this letter or the Form of Agreement until on or after January 14, 2002.

Dated as of December 28, 2001
Page 3


         5. Except as set forth in Section 2 above, PRI, on the one hand, and ISP, on the other hand, shall each pay all of its own costs and expenses in connection with this letter and the evaluation and negotiation of the transactions contemplated by the Form of Agreement (including, without limitation, commitment fees, bankers' and professionals' fees and HSR Act filing fees), and any commitments or expenditures made by any party in connection therewith are solely at the risk, and for the account, of such party.

         6. From and after the date hereof and until the Cutoff Time, ISP and PRI shall each provide the other party reasonable access, during normal business hours and following reasonable prior notice (and subject to applicable restrictions imposed by law or under contract), to the properties, books and records of PRI or of ISP relating to the Business, as the case may be, in each case, to the extent reasonably requested for the purpose of enabling reasonable further due diligence with respect to the transactions contemplated by the Form of Agreement. It is understood and agreed, however, that nothing learned or discovered during the course of such due diligence investigation shall change the Form of Agreement for purposes of Section 2 of this letter unless (and only to the extent that) such changes are expressly agreed to by both ISP and PRI. All information disclosed to PRI in connection with such due diligence investigation shall be subject to the provisions of the Confidentiality Agreement previously executed by PRI and an Affiliate of ISP.

         7. PRI and ISP acknowledge and agree that this letter does not obligate, and is not intended to represent a commitment, agreement or promise of, any party to (a) execute the Form of Agreement or any other agreement or (b) otherwise enter into, offer to enter into, or consummate, any transaction. A binding commitment with respect to the transactions contemplated by the Form of Agreement shall result only from the execution and delivery of the Form of Agreement by the parties thereto. Notwithstanding the foregoing, the provisions of Sections 1, 2, 3, 4 and 5 of this letter shall constitute legally binding and enforceable agreements of PRI and ISP.

         8. This letter shall be construed and interpreted in accordance with the laws of the State of New York. This letter may not be assigned or delegated by any party without the prior written consent of the other parties, and any purported assignment or delegation without such consent shall be null and void.

Dated as of December 28, 2001
Page 4



         If this letter accurately reflects our agreement, please so indicate by signing a duplicate of this letter in the space provided below and returning a copy to us.

                                               Very truly yours,

                                               PHARMACEUTICAL RESOURCES, INC.


                                               By: /s/ Stephen R. Connoni
                                                  ------------------------------
                                               Name:  Stephen R. Connoni, Esq.
                                               Title: Attorney-in-Fact

ISP HUNGARY HOLDINGS LTD.
ISP INVESTMENTS INC.
ISP CHEMICALS INC.
ISP TECHNOLOGIES INC.


By: /s/ Richard A. Weinberg
   --------------------------------
Name:  Richard A. Weinberg
Title: Executive Vice President

     ----------------------------------------------------------------------

                               PURCHASE AGREEMENT

                                      among

                         PHARMACEUTICAL RESOURCES, INC.,

                          ISP HUNGARY HOLDINGS LIMITED,

                              ISP INVESTMENTS INC.,

                               ISP CHEMICALS INC.

                                       and

                              ISP TECHNOLOGIES INC.

                          Dated as of December 28, 2001

     ----------------------------------------------------------------------

                               PURCHASE AGREEMENT

          THIS PURCHASE AGREEMENT (this "Agreement") dated as of December 28, 2001 among ISP Hungary Holdings Limited, a company organized under the laws of Hungary ("ISP Hungary"), ISP Investments Inc., a Delaware corporation ("ISP Investments"), ISP Chemicals Inc., a Delaware corporation ("ISP Chemicals"), ISP Technologies Inc., a Delaware corporation ("ISP Technologies"), and Pharmaceutical Resources, Inc., a New Jersey corporation ("Buyer").

                              W I T N E S S E T H:

          WHEREAS, ISP Hungary owns all of the issued and outstanding capital stock (the "Shares") of ISP FineTech Ltd. (formerly International Specialty Products (Israel) Ltd.), a company organized under the laws of the State of Israel ("ISP Israel") and engaged in the ISP Israel Business (as defined herein);

          WHEREAS, ISP Chemicals owns the Facility (as defined herein) and the Equipment (as defined herein) located in Columbus, Ohio and used in the U.S. Business (as defined herein);

          WHEREAS, ISP Technologies owns the Inventory (as defined herein) of the Business (as defined herein);

          WHEREAS, the Sellers (as defined herein) own the Intangible Property (as defined herein) used in the Business;

          WHEREAS, the Sellers own the Other Assets (as defined herein) used in the Business; and

          WHEREAS, the Sellers wish to sell to Buyer, and Buyer desires to purchase from the Sellers, the Shares, the Israel Notes (as defined herein), the Facility, the Equipment, the Inventory, the Assigned Intellectual Property (as defined herein) of the Business, the Other Assets and the Assumed Contracts Rights (as defined herein), and ISP Investments wishes to license to Buyer and Buyer desires to license from ISP Investments, the Licensed Intellectual Property (as defined herein), and Buyer has agreed to assume certain liabilities set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          "Affected Employees" shall have the meaning ascribed to it in Section 5.09(a) hereof.

          "Affiliate" shall mean, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity.

          "Assets" shall mean, collectively, the Facility, the Equipment, the Inventory, the Other Assets and the Intangible Property.

          "Assigned Intellectual Property" shall have the meaning ascribed to it in Section 2.01(a)(iv) hereof.

          "Assignment and Assumption Agreements" shall mean the Assignment and Assumption Agreements, dated as of the Closing Date, between the Sellers party thereto and Buyer, in the form attached hereto as Exhibit A, pursuant to which the Sellers party thereto shall assign to Buyer the Assumed Contracts Rights and Buyer shall assume the Assumed Contracts Obligations and the other Assumed Liabilities.

          "Assumed Contracts" shall mean only the contracts, outstanding purchase orders, agreements and leases listed on Schedule 3.09(b) hereto and any additional purchase orders and other contracts that are entered into by the Sellers in respect of the U.S. Business in the ordinary course after December 28, 2001.

          "Assumed Contracts Obligations" shall mean the liabilities and obligations of the Sellers from and after the Closing Date under the Assumed Contracts which Buyer will assume pursuant to the Assignment and Assumption Agreements; provided, that (subject to Section 2.04 hereof) the rights and benefits of the Sellers from and after the Closing Date under such Assumed Contracts shall be fully assigned to Buyer; provided, further, that any liabilities or obligations arising from a breach by a Seller on or prior to the Closing Date of any provision(s) of the Assumed Contracts that shall remain uncured as of the Closing Date shall be Retained Liabilities; and provided, further, that Buyer shall not assume any liabilities or obligations of the Sellers or their Affiliates under the FineTech Agreement (other than the obligation to pay or perform liabilities and obligations assumed by the buyer thereunder) or under the Indemnification Agreement (other than the obligation to pay or perform liabilities and obligations of the sellers thereunder assumed by the buyer thereunder), the rights and benefits of which are to be assigned to Buyer pursuant to this Agreement.

          "Assumed Contracts Rights" shall mean the rights and benefits of the Sellers from and after the Closing Date under the Assumed Contracts which the Sellers will assign to Buyer pursuant to the Assignment and Assumption Agreements.

          "Assumed Liabilities" shall mean only (a) the Assumed Contracts Obligations and (b) any obligations for which Buyer shall be responsible pursuant to Section 5.09 hereof.

          "Bankruptcy and Equity Exception" shall have the meaning ascribed to it in Section 3.01 hereof.

          "Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from ISP Chemicals, ISP Technologies and ISP Investments to Buyer, in the form attached hereto as Exhibit B, pursuant to which ISP Chemicals, ISP Technologies and ISP Investments shall transfer the Equipment, the Other Assets and the Inventory to Buyer.

          "Books and Records" means all books and records of any of the Sellers of any and every kind, including, without limitation, CD, compact disk lists, ledgers, files, reports, plans, drawings and operating records of every kind, held or maintained by, or in the control of, any of the Sellers in each case, to the extent exclusively related to the Business (including its customers and suppliers), excluding only corporate books and other records specifically described in the definition of Excluded Assets.

          "Bridge Loan" shall mean a commitment by any one or more Lenders to make senior secured increasing rate loans to Buyer and/or its Affiliates in the event that an Equity Financing of sufficient size cannot be consummated by the earlier of (i) the eighth Business Day immediately following the date on which the Registration Statement shall have been declared effective by the SEC and
(ii) February 15, 2002.

          "Business" shall mean, collectively, the U.S. Business and the ISP Israel Business.

          "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

          "Buyer" shall have the meaning ascribed to it in the first paragraph of this Agreement.

          "Buyer MAC" shall have the meaning ascribed to it in Section 6.04 hereof.

          "Closing" shall mean the consummation of the transactions contemplated in this Agreement, which shall occur at 10:00 a.m. (or such other time as Buyer and the Sellers shall mutually agree) on the Closing Date at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, New York, New York.

          "Closing Date" shall mean the date that is two Business Days following the satisfaction or proper waiver of all of the conditions set forth in Articles VI and VII of this Agreement (other than conditions that by their nature are to be satisfied at the Closing), which date shall not be earlier than January 18, 2002 (unless the parties otherwise agree in writing) or such other date as Buyer and the Sellers shall mutually agree.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Credit Facility" shall have the meaning ascribed to it in Section
4.06 hereof.

          "Current Good Manufacturing Practice Regulations" shall have the meaning ascribed to it in Section 3.10 hereof.

          "Customer Letter" shall have the meaning ascribed to it in Section 3.05(d) hereof.

          "Entity" shall mean any person, firm, trust, partnership, corporation, limited liability company, Governmental Entity or other business entity.

          "Environmental Claims" means any liabilities, damages, obligations, litigation, proceedings or claims relating to or arising from Environmental Laws, including, without limitation, liabilities, obligations, litigation, proceedings or claims arising from any alleged breach of Section 3.12 hereof.

          "Environmental Laws" shall mean any United States Federal, state, local or foreign environmental statute (including, but not limited to, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act), common law, rules, regulations, orders or directives, as and to the extent in effect on the date of this Agreement, relating to (i) the protection of the environment or the public health and welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

          "Equipment" shall mean all of the machinery, equipment, furnishings, tools, dies, furniture and other similar items of personal property, spare parts and other tangible assets of the Sellers (other than the Inventory) located at the Facility and used principally in connection with the Business as of the Closing Date, including, without limitation, those items listed on Schedule 1.01(b) hereto, together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable.

          "Equity Financing" means a public offering of equity securities of Buyer that is registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement, or a private placement of equity securities of

Buyer (other than in connection with the issuance of any so-called "equity kickers" to financial institutions in connection with bona fide debt financing(s) of Buyer), that in each such case is consummated after the date of this Agreement and prior to the Closing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall mean, collectively, (a) all accounts or notes receivable of the Sellers (including, without limitation, all accounts receivable of the U.S. Business in respect of periods prior to the Closing) and all books and records relating thereto; (b) cash, cash equivalents and deposit accounts of the Sellers; (c) any and all rights to causes of action, lawsuits, judgments, refunds, claims and demands of any nature available to or being pursued by any Seller with respect to Taxes relating to the Business accruing through the Closing Date; (d) the names "International Specialty Products" and "ISP" (and any derivatives thereof and trademarks, logos, URLs or domain names associated therewith) or the right to use such names and logos (or any such derivatives); (e) the corporate minute books, capital stock books and Tax Returns of the Sellers; (f) any contracts, claims, rights, tangible or intangible assets, or real, personal or other properties that are not principally and directly used in the Business as presently conducted (except to the extent of the license relating to the Licensed Intellectual Property provided under the Intellectual Property Assignment and License Agreement); (g) the Sellers' rights under this Agreement and the Other Agreements; (h) the Sellers' and their respective Affiliates' rights under any agreement with any prior owner of the Business or the Assets (other than to the extent included in the Assumed Contracts Rights or any ISP Israel contracts with respect to the acquisition of the assets of FineTech Ltd.); (i) rights under any insurance policy of any Seller or any of its Affiliates (except to the extent provided in clause (e) of the definition of "Other Assets"); (j) the inventory described as an Excluded Asset in the definition of "Inventory"; (k) the other assets listed on Schedule 1.01(x) hereto; (l) records and files (in whatever media) relating principally and directly to the foregoing Excluded Assets or relating principally and directly to the sale of the Business; (m) the intellectual property relating principally and directly to the foregoing Excluded Assets; and
(n) rights, claims, recoveries or causes of action relating to the foregoing Excluded Assets or the Retained Liabilities.

          "Facility" shall mean the real property owned by ISP Chemicals located in Columbus, Ohio, including all land, buildings, structures, improvements, fixtures, easements, appurtenances and transferable privileges relating thereto, in each case, as more particularly described on Schedule 3.14 hereto.

          "Facility Transfer Agreement" shall mean the Deed and Transfer Agreement, dated as of the Closing Date, from ISP Chemicals to Buyer, in the form attached hereto as Exhibit C, pursuant to which ISP Chemicals shall transfer the Facility to Buyer.

          "FDA" shall mean the United States Food and Drug Administration.

          "FineTech Agreement" shall have the meaning ascribed to it in Section
3.15 hereof.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" shall mean any court, administrative agency or commission or other foreign, United States Federal, state or local governmental authority or instrumentality.

          "Hazardous Substances" means all substances, wastes, contaminants, pollutants and materials defined, identified or designated as hazardous, dangerous or toxic, or any similar term, pursuant to or under any applicable Environmental Law or the release of which is regulated pursuant to or under any applicable Environmental Law, including, without limitation, asbestos and asbestos-containing materials, oil, polychlorinated biphenyls ("PCBs") and petroleum or petroleum related by-products.

          "HSR Act" shall have the meaning ascribed to it in Section 6.03 hereof.

          "Improvements" shall have the meaning ascribed to it in Section 3.14(c) hereof.

          "Indemnification Agreement" shall have the meaning ascribed to it in
Section 3.15 hereof.

          "Intangible Property" shall have the meaning ascribed to it in Section 2.01(a)(v) hereof.

          "Intellectual Property Assignment and License Agreement" shall mean the Intellectual Property Assignment and License Agreement, dated as of the Closing Date, among ISP Hungary, ISP Investments and Buyer, in the form attached hereto as Exhibit D, pursuant to which ISP Hungary and ISP Investments shall irrevocably and unconditionally (except as otherwise set forth therein) assign to Buyer all rights and interests in the Assigned Intellectual Property and license to Buyer the Licensed Intellectual Property on the basis set forth in
Section 2.01(a)(iv) hereof.

          "Intellectual Property Rights" shall mean any patents, patent rights and patent applications, know-how, unpatented inventions, trade secrets and other confidential or proprietary information, service marks, trademarks, tradenames, trade designations, goodwill, Uniform Resource Locators (URLs), web content, copyrights, pending or issued registrations for any such copyrights (other than copyrights for marketing materials or other promotional products), computer programs, and rights in processes, formulas and methods, but excluding "off-the-shelf" software or similar items, technology, information, tapes, disks, flow charts, diagrams, object codes, source codes, source listings, documentation, manuals, inventory, or development; claims for infringements of United States and foreign patents, trademarks, service marks, trade names or copyrights and for the misappropriation of trade secrets; and all rights in all intellectual property assignment agreements with any third party; in each case in this definition, to the extent associated with the Business.

          "Interim Balance Sheet" shall have the meaning ascribed to it in
Section 3.03(a) hereof.

          "Inventory" shall mean (a) all finished products and goods inventory of the U.S. Business on the Closing Date and held for sale to customers, and (b) all raw materials and work in process inventory of the U.S. Business on the Closing Date used in the manufacture of finished goods offered for sale, except that certain inventory set forth on Schedule 1.01(y) hereto, which inventory shall be an Excluded Asset.

          "ISP Israel Business" shall mean the business of conducting contract process research and development for pharmaceutical companies in the area of advanced intermediates and active pharmaceutical ingredients, and of producing and selling pharmaceutical intermediates and active pharmaceutical ingredients that are (i) currently or, since June 6, 2001, have been manufactured or developed or sold by ISP Israel, and/or (ii) set forth on Schedule 1.01(z) hereto.

          "Israel Benefit Plans" shall have the meaning ascribed to it in
Section 3.13(c) hereof.

          "Israel Contracts" shall have the meaning ascribed to it in Section 3.09(b) hereof.

          "Israel Employees" shall have the meaning ascribed to it in Section 5.09(a) hereof.

          "Israel Facility" shall have the meaning ascribed to it in Section 3.12(d) hereof.

          "Israel Investment Center" shall have the meaning ascribed to it in
Section 3.08 hereof.

          "Israel Notes" shall have the meaning ascribed to it in Section 2.01(a)(i) hereof.

          "Israel Pharmaceutical Product" shall have the meaning ascribed to it in Section 3.10 hereof.

          "Leases" shall have the meaning ascribed to it in Section 3.05(c) hereof.

          "Lender" shall mean any lending institution and/or its permitted assigns that commit to provide the Bridge Loan and/or the Permanent Financing.

          "Licensed Intellectual Property" shall have the meaning ascribed to it in Section 2.01(a)(iv) hereof.

          "Liens" shall mean all mortgages, liens, security interests, charges, claims, title defects, pledges, encroachments or encumbrances of every kind.

          "Material Adverse Effect" shall mean a material adverse effect on the properties, assets, condition or operations of the Business, taken as a whole, including as a result of any destruction or damage (by fire or other casualty) of, or condemnation proceedings with respect to, the Real Property that has such an effect; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred: (i) any effect resulting directly from or arising directly in connection with this Agreement or the transactions contemplated hereby or the disclosure or announcement thereof,
(ii) any fact, event, circumstance, condition, development or state of affairs, of which the Sellers had knowledge or was reasonably discoverable by the Sellers as of the date of this Agreement that generally affect the industry in which the Business operates, and (iii) any fact, event, circumstance, condition or state of affairs, of which the Sellers had knowledge or was reasonably discoverable by the Sellers as of the date of this Agreement that results in changes in general economic, financial market, regulatory or political conditions.

          "Non-Competition Payment" shall have the meaning ascribed to it in
Section 2.02(a) hereof.

          "Off-site Location" shall mean any location other than (i) the Facility or (ii) a location directly migrated to from the Facility.

          "Other Agreements" shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreements, the Intellectual Property Assignment and License Agreement, the Facility Transfer Agreement, the Supply Agreement, the THF Agreement and the Transitional Services Agreement, and "Other Agreement" shall mean any such agreement.

          "Other Assets" shall mean all right, title and interest of the Sellers, as of the Closing Date, in all assets, properties and rights, in each case, to the extent exclusively relating to the Business, other than the Excluded Assets, the Shares, the Equipment, the Inventory, the Facility and the Intangible Property, including, without limitation, such of the Sellers' right, title and interest in and to the following assets, properties and rights, in each case, to the extent exclusively relating to the Business:

          (a) subject to Section 2.03(b) hereof, all prepayments and prepaid expenses, including, without limitation, utility, customer and leasehold deposits;

          (b) all lists, records and other information pertaining to accounts, customers, suppliers, personnel and referral sources, products, intellectual properties, technologies, all lists and records pertaining to suppliers and customers, and all other Books and Records of every kind; provided, however, that Buyer shall receive or have access to all copies of any books and records relating to the Business;

          (c) all transferable Permits owned by, granted to, or held or used by any of the Sellers;

          (d) all computers, source and object codes, data and software;

          (e) all insurance proceeds (except to the extent relating to the Excluded Assets) arising out of or related to damage, destruction or loss of any property or asset of, or used exclusively in connection with, the Business based on claims, if any, made by any of the Sellers prior to the Closing to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced, at the Closing Date;

          (f) all causes and choses of action, claims, including counter- and cross-claims, credits, rights of recovery and setoff and other rights to the extent relating exclusively to the Business and/or the Assets, other than those relating to Taxes for periods prior to the Closing and those related to the Excluded Assets or Retained Liabilities;

          (g) any goodwill associated with the Business and the right to represent to third parties that Buyer is the successor to the Business;

          (h) all common-law rights, if any, of the Sellers to the name "FineTech" and any names similar thereto and any variants thereof; and

          (i) all assets and properties, whether or not referred to in clauses
(a) through (h) above, which were included or reflected in the Interim Balance Sheet (other than assets disposed of in the ordinary course of business since the date thereof), and assets thereafter acquired by any of the Sellers, which if owned as of the date of the Interim Balance Sheet would have been reflected therein.

          "Permanent Financing" shall mean any financing(s) used to refinance, refund or replace the Bridge Loan.

          "Permits" shall mean all licenses, permits, registrations, authorizations and approvals of any Governmental Entity.

          "Permitted Closing Liens" shall mean all the Liens contained in the definition of Permitted Liens, except for those set forth in clause (iv) in the definition thereof.

          "Permitted Liens" shall mean (i) liens for Taxes which are not yet due or are being contested in good faith (and, in regard to the U.S. Business, which, with respect to those which are being contested, are set forth on
Schedule 1.01(c) hereto); (ii) carriers', warehousemen's, landlords', mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment in respect of which is not yet due (none of which interferes in any material respect with the ordinary conduct of Business);
(iii) deposits to secure the performance of utilities, leases, statutory or workers' compensation or unemployment insurance obligations, warranties or other contractual obligations, and surety and appeal bonds or other obligations of a similar nature incurred in the ordinary course of business; (iv) liens listed on
Schedule 1.01(c) (none of which interferes in any material respect with the ordinary conduct of the Business and none of which will remain undischarged as of the Closing Date); (v) the title and other interests of a lessor under a capital or operating lease; (vi) easements, rights of way, zoning restrictions and other imperfections of title or similar matters not restricting or interfering in any material respect with the ordinary conduct of the Business or affecting the condition or transferability of the Assets; (vii) the title exceptions listed on Schedule 1.01(d) hereof; (viii) all easements, encumbrances and other matters shown on the Survey; and (ix) rights of Stewart Corporation as tenant under that certain lease, dated as of July 1999, with ISP Fine Chemicals, Inc.

          "Pharmaceutical Product" shall have the meaning ascribed to it in
Section 3.10 hereof.

          "Purchase Price" shall have the meaning specified in Section 2.02(a) hereof.

          "Real Property" shall have the meaning ascribed to it in Section 3.14(a) hereof.

          "Real Property Leases" shall have the meaning ascribed to it in
Section 3.14(b) hereof.

          "Registration Statement" shall mean Buyer's Registration Statement on Form S-3 filed with the SEC on December 5, 2001, as such shall be amended.

          "Retained Liabilities" shall mean all liabilities, obligations and commitments of, and any third-party claims against, any one or more of the Sellers, except only the Assumed Liabilities.

          "SEC" shall mean the U.S. Securities and Exchange Commission.

          "Sellers" shall mean, collectively, ISP Hungary, ISP Technologies, ISP Chemicals and ISP Investments, and "Seller" shall mean any such Entity.

          "Seller Benefit Plans" shall have the meaning ascribed to it in
Section 3.13(c) hereof.

          "Shares" shall have the meaning ascribed to it in the WHEREAS clauses.

          "Supply Agreement" shall mean the Supply Agreement, dated as of the Closing Date, between Buyer and ISP Technologies, reflecting the terms set forth on Exhibit E hereto and otherwise in form and covering such matters as is customary for supply agreements of a similar nature, pursuant to which Buyer will supply to ISP Technologies certain products described therein from and after the Closing Date on the terms set forth therein.

          "Survey" shall have the meaning ascribed to it in Section 5.12 hereof.

          "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, license, stamp, occupation, premium, windfall profits, environmental, excise, property, sales, value added, use, transfer, franchise, payroll, employment, withholding, severance, social security or other tax of any kind whatsoever, including any interest, penalties or additions attributable thereto, whether disputed or not.

          "Tax Return" shall mean any return, declaration, report or information return required to be filed with any taxing authority with respect to Taxes.

          "THF Agreement" shall mean a supply agreement, dated the Closing Date, between Buyer and ISP Technologies, in customary form for supply agreements in similar transactions, pursuant to which ISP Technologies will agree to supply THF to Buyer for a two-year term at a price equal to ISP Technologies' standard cost (based on its 2001 cost methodologies) therefor plus five (5%) percent plus freight and related charges; provided, however, that the sum of such price and charges shall not exceed the price and charges for THF for 2001.

          "Third Party Claim" shall have the meaning ascribed to it in Section 9.03(a) hereof.

          "Transitional Services Agreement" shall mean the Transitional Services Agreement, dated as of the Closing Date, between Buyer and ISP Management Company Inc., in the form attached hereto as Exhibit F, pursuant to which ISP Management Company Inc. will provide Buyer (for a period of not longer than eighteen (18) months following the Closing Date) certain customary and reasonable transitional services as described therein and on the terms set forth therein.

          "U.S. Business" shall mean the business of (a) producing, marketing and selling (i) all products currently or, since January 1994, manufactured at or sold from the Facility (including those listed on Schedule 1.01(e)(i) hereto and any related products, but excluding those listed on Schedule 1.01(e)(ii) hereto and any related products) and any development or research activities in respect of all such products (other than development or research activities in respect of products listed on Schedule 1.01(e)(ii) hereto), since January 1994, and (ii) pheremones for agricultural pest or insect control and/or (b) utilizing Intellectual Property Rights or Licensed Intellectual Property as are currently or were, since January 1, 1994, practiced at the Facility in connection with the manufacture of active pharmaceutical ingredients or registered intermediates related thereto which require FDA approval in the areas set forth on Schedule 1.01(f) hereto; provided, however, that in no event shall such Intellectual Property Rights include the items set forth on Schedule 2.01(a)(iv)(B) hereto.

          1.02. ADDITIONAL DEFINITIONS. Other capitalized terms used in this Agreement but not defined in Section 1.01 hereof shall have the meanings ascribed thereto throughout the remaining provisions of this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

          2.01. PURCHASE AND SALE; CLOSING DELIVERIES. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing:

                (i) ISP Hungary shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens (except for any restrictions under securities laws of general applicability), and Buyer shall purchase, acquire and accept from ISP Hungary, good and valid title to the Shares and the two notes issued by ISP Israel listed on Schedule 3.05(g) hereto (the "Israel Notes");

                (ii) ISP Chemicals shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens (except for the Permitted Closing Liens), and Buyer shall purchase, acquire and accept from ISP Chemicals, good and valid title to the Facility and the Equipment;

                (iii) ISP Technologies shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens (except for the Permitted Closing Liens), and Buyer shall purchase, acquire and accept from ISP Technologies, good and valid title to the Inventory;

                (iv) ISP Investments and, to the extent that it possesses any such rights, ISP Hungary shall (A) sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from ISP Investments and ISP Hungary, all of ISP Investments' and ISP Hungary's right, title and interest in and to all of the Intellectual Property Rights used exclusively in connection with the Business, including, but not limited to, those listed on Schedule 3.06(a)(i) hereto (the "Assigned Intellectual Property"), free and clear of all Liens (except for the Permitted Closing Liens), and (B) grant to Buyer an irrevocable (except as set forth in the Intellectual Property Assignment and License Agreement), perpetual, assignable, sublicensable and exclusive (as to the operations of Buyer referred to in clause (x) below) and royalty-free license to use the other Intellectual Property Rights used by the Sellers in the operation of the Business (excluding the items set forth on Schedule 2.01(a)(iv)(B) hereto), including but not limited to, those listed on Schedule 3.06(a)(ii) hereto (the "Licensed Intellectual Property"), but only to the extent necessary in connection with, and for no purpose other than, (x) Buyer's operation from and after the Closing Date of the Business and (y) Buyer's performance of its obligations under the Supply Agreement and the Assumed Contracts;

                (v) the Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all of the Sellers' right, title and interest in and to the Assumed Contracts Rights (collectively with the Assigned Intellectual Property and the Licensed Intellectual Property, the "Intangible Property"); and

                (vi) the Sellers shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens (except for the Permitted Closing Liens), and Buyer shall purchase, acquire and accept from the Sellers, good and valid title and/or interest in and to all Other Assets.

          Notwithstanding anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that Buyer is not acquiring, and the Assets shall not include, and the Sellers hereunder are not selling, assigning, transferring, conveying or delivering to Buyer, any right, title or interest in or to the Excluded Assets.

          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing:

                (i) the Sellers shall deliver to Buyer (A) reasonable evidence of transfer of record ownership of the Shares to Buyer, including any stock certificate(s) duly endorsed for transfer or accompanied by duly executed stock powers for filing (if required) with the Israeli Companies Registrar, (B) resignations of such directors of ISP Israel as Buyer may have requested not less five (5) Business Days prior to the Closing Date, (C) a binding title commitment from a title insurance company, as provided in Section 5.11 hereof,
(D) reasonably satisfactory evidence of the release and discharge (or agreement of the lienholder to promptly release) of each of the Liens described in clause
(iv) of the definition of Permitted Liens, and (E) each of the Other Agreements executed by the Sellers party thereto; and

                (ii) Buyer shall deliver to the Sellers (A) the aggregate cash Purchase Price and the Non-Competition Payment in accordance with Section 2.02 hereof by wire transfer of immediately available funds to such account or accounts as the Sellers shall have specified to Buyer prior to the Closing Date and (B) each of the Other Agreements executed by Buyer.

          2.02. PURCHASE PRICE; ALLOCATION.

          (a) The aggregate purchase price for the Shares and the Assets is $107,820,000, subject to adjustment as provided below (the "Purchase Price"), together with Buyer's assumption of the Assumed Liabilities. In addition, Buyer shall pay $1,500,000 in consideration for the non-competition covenant set forth in Section 5.04 hereof (the "Non-Competition Payment"). The Purchase Price shall be allocated among the Shares and the Assets as set forth on Exhibit G hereto and in accordance with paragraph (f) below. The Purchase Price (as it may be adjusted pursuant to paragraph (c) below) together with the Non-Competition Payment shall be paid by Buyer to the Sellers at the Closing by wire transfer of immediately available funds to such account or accounts as shall have been designated by the Sellers prior to the Closing Date. Each of the Sellers hereby acknowledges and accepts the allocation of the cash Purchase Price and the Non-Competition Payment among the Sellers as set forth on Exhibit G hereto (subject to adjustment as set forth in paragraphs (c) and (e) below).

          (b) The portion of the Purchase Price payable in consideration of the Inventory (the "Inventory Purchase Price") is based, in part, on ISP Technologies delivering to Buyer inventory of the U.S. Business with a value of $4,312,000 (the "Target Amount"). The Inventory Purchase Price shall be adjusted as follows to reflect the amount by which the Inventory Value (as hereinafter defined) is greater or less than (as the case may be) the Target Amount. If the Inventory Value is greater than the Target Amount, the Inventory Purchase Price shall be increased by the amount of such excess, and if the Inventory Value is less than the Target Amount, the Inventory Purchase Price shall be decreased by the amount of such shortfall. The term "Inventory Value" shall mean the value of the Inventory as of the Closing Date, determined in accordance with GAAP, using the historical inventory valuation procedures of the Sellers, consistently applied, and as such value may be reduced to reflect any breach of the representations and warranties contained in Section 3.05(d) hereof. The Sellers shall provide adequate prior written notice to Buyer as to when the Sellers shall conduct a physical count of the Inventory in connection herewith, and Buyer may participate in such Inventory count.

          (c) Not less than two Business Days prior to the Closing Date, ISP Technologies shall deliver to Buyer a statement setting forth its good faith estimate of the Inventory Value (the "Inventory Value Statement"). At the Closing, the parties shall make an adjustment to the Inventory Purchase Price (and, correspondingly, the Purchase Price), as follows, to reflect the amount by which the Inventory Value as set forth on the Inventory Value Statement is greater or less than (as the case may be) the Target Amount. If the Inventory Value as set forth on the Inventory Value Statement is greater than the Target Amount, the Inventory Purchase Price payable by Buyer at Closing shall be increased by the amount of such excess, and if the Inventory Value as set forth on the Inventory Value Statement is less than the Target Amount, the Inventory Purchase Price payable by Buyer at Closing shall be decreased by the amount of such shortfall.

          (d) Within 45 days after the Closing Date, Buyer shall notify ISP Technologies in writing whether Buyer accepts the estimated Inventory Value set forth in the Inventory Value Statement and, if so, no further adjustment to the Inventory Purchase Price shall be required under this Section. If Buyer fails to deliver written notice of its acceptance or objection to the estimated Inventory Value set forth in the Inventory Value Statement within 45 days after the Closing Date, Buyer shall for all purposes be deemed to have accepted such Inventory Value and no further adjustment to the Inventory Purchase Price shall be required under this Section. If, however, Buyer objects in good faith to the determination of the Inventory Value set forth in the Inventory Value Statement, Buyer shall deliver a written notice to ISP Technologies within such 45-day period, which notice shall specify in good faith and in reasonable detail each of Buyer's objections, and the parties shall each use reasonable best efforts through authorized officers to resolve the objections in good faith. If no resolution is reached within 15 days after the notice of objection is given, then the issues that remain in dispute shall be promptly (and in any event within 10 days) submitted to PriceWaterhouseCoopers (or, if such firm is unable or unwilling to accept such engagement, another nationally-recognized independent accounting firm with no pre-existing relationship with the Sellers or Buyer as shall be mutually selected by ISP Technologies and Buyer) (the "Arbitrator") for review and resolution. The fees and expenses of the Arbitrator shall be paid one-half by ISP Technologies and one-half by Buyer. Each party shall submit to the Arbitrator such information as the Arbitrator reasonably deems necessary to reach a conclusion as to the correct determination of Inventory Value. The Arbitrator shall be directed to reach a written determination within ten Business Days and to deliver such determination to Buyer and ISP Technologies, whereupon such determination shall be final, binding and conclusive upon the parties (absent manifest error).

          (e) If the Inventory Value as finally determined pursuant to paragraph
(d) above (the "Final Inventory Value") is equal to the estimate set forth in the Inventory Value Statement, then no further adjustment to the Inventory Purchase Price shall be required pursuant to this Section. If the Final Inventory Value is less than the estimate set forth in the Inventory Value Statement, then ISP Technologies shall promptly pay to Buyer the amount of such shortfall plus interest thereon from the Closing Date until the date of payment at the per annum rate of seven (7%) percent. If the Final Inventory Value is greater than the estimate set forth in the Inventory Value Statement, then Buyer shall promptly pay to ISP Technologies the amount of such excess plus interest thereon from the Closing Date until the date of payment at the per annum rate of seven (7%) percent . Each payment pursuant to this paragraph (e) shall be by wire transfer of immediately available funds to such account as the party so entitled to such payment shall designate in writing. The Inventory Purchase Price adjustment provided for in this Section 2.02 shall be the exclusive remedy of either party hereto in respect of the Inventory Value Statement or any difference between the Inventory Value and the Target Amount.

          (f) Buyer and the Sellers shall allocate the Purchase Price and the Non-Competition Payment as set forth on Exhibit G hereto and in accordance with
Section 1060 of the Code and the applicable rules and regulations thereunder. Buyer and the Sellers shall report the transactions contemplated herein for all purposes (including, without limitation, the filing of Internal Revenue Form
8594) in accordance with such allocation. In any proceeding related to the determination of any Taxes, neither Buyer nor any of the Sellers shall contend or represent that such allocation is not a correct allocation.

          2.03. ASSUMED AND RETAINED LIABILITIES; PRORATION. (a) As of, and at all times subsequent to, the Closing, Buyer shall assume and be responsible for, and shall pay, honor, perform and discharge as and when due, in accordance with their respective terms, all of the Assumed Liabilities; provided, however, that this Section 2.03(a) shall not limit any claims and defenses Buyer may have against any party other than a Seller or an Affiliate of a Seller. It is acknowledged and agreed that Buyer is not assuming from the Sellers, or in any way responsible for, any of the Retained Liabilities.

          (b) All items listed below relating to the Sellers' operation of the U.S. Business will be prorated as of the Closing Date (all such prorations being made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date), with the Sellers liable to the extent such items relate to any time period ending on or prior to the Closing Date, and Buyer liable to the extent such items relate to all periods subsequent thereto:
(i) real estate taxes, (ii) water, electricity, sewer, gas, telephone and other utility charges, (iii) fuel, if any, (iv) rents, (v) all fees under service contracts for services rendered or to be rendered on or after the Closing Date, and (vi) like items customarily prorated in transactions similar to those contemplated by this Agreement. The Sellers shall be entitled to any funds, bonds, letters of credit or deposits made by the Sellers with municipalities, Governmental Entities and/or utility companies servicing or having jurisdiction over the Real Property used in the U.S. Business, and if same are not refundable to the Sellers without a replacement by Buyer, Buyer shall either (x) deliver the required replacement funds and/or deposits to the appropriate Governmental Entity prior to the Closing Date, or (y) pay to the Sellers on the Closing Date the amount of such funds and/or deposits, in which case the Sellers shall transfer all of the Sellers' right, title and interest to such funds and deposits to Buyer. On or prior to the Closing Date, the parties hereto will in good faith calculate an estimate of such proration adjustments and a payment in the net amount thereof shall be paid by Buyer to the Sellers at the Closing. To the extent that proration with respect to any of such items was not definitively ascertainable or was erroneously calculated on the Closing Date, such items shall be reprorated as promptly as practicable (but in any event not later than 30 days after the Closing Date) and a cash settlement shall be made between the parties promptly thereafter; provided, however, that if final real estate tax bills of the tax year are not available on the Closing Date, the real estate taxes apportionment shall be based upon preliminary tax bills as if they were the final tax bills for the Real Property used in the U.S. Business, with an adjustment to be made upon receipt of the final tax bills and provided, further, that all cash payments made after the Closing Date shall be accompanied by interest at the annual rate of seven (7%) percent . The parties hereto shall promptly furnish to each other such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section.

          2.04. NONASSIGNABLE RIGHTS. (a) Notwithstanding anything to the contrary contained in this Agreement or in any Other Agreement, this Agreement and the Other Agreements shall not operate to assign, and there shall not be included in the Assets, any of the Assumed Contracts, Assumed Contracts Rights, Intangible Property or Permits, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of any Entity, would constitute a breach, default or other contravention thereof or a violation of law, unless and until all required consents, approvals and waivers are obtained (it being understood and agreed that the failure to obtain such consents, approvals and waivers shall not reduce the Purchase Price nor shall it relieve the Sellers of any of their obligations under this Agreement, including Section 2.04(b) hereof, or eliminate any of the conditions of Buyer's obligations hereunder). To the extent that this Section operates to exclude any of such Assumed Contracts, Assumed Contracts Rights, Intangible Property, Permits, claims, rights or benefits, the definitions of "Business", "Assets", "Assumed Contracts", "Assumed Contracts Rights" and "Intangible Property" in this Agreement shall be modified to exclude such assets.

          (b) The parties hereto shall use their respective commercially reasonable best efforts promptly to obtain all necessary consents, waivers and approvals of any third parties to the transfer of any of the Assumed Contracts or Licensed Intellectual Property or in respect of any of the Assets or any claim, right or benefit thereunder, and shall reasonably cooperate with each other in connection therewith; provided, however, that neither party shall be obligated to spend any sum of money (other than reasonable legal fees and administrative expenses incurred in connection therewith) or make any material financial or other accommodation or concession to obtain such consents, waivers and approvals. If such consents, approvals or waivers are not obtained by the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the claims, benefits or rights of the Sellers or Buyer thereunder or Buyer would not in fact receive all such claims benefits or rights, the parties will, to the extent legally permissible, cooperate in a mutually agreeable arrangement under which Buyer, at no additional cost to it (except as provided below), will obtain the claims, benefits or rights thereunder in accordance with the intent of this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which the Sellers would enforce for the benefit of Buyer any and all rights of the Sellers against a third party thereto; provided, however, that, subject to the foregoing, if any such arrangement requires the Sellers to incur a cost or spend any sum of money to perform and/or enforce for the benefit of Buyer any and all such rights of the Sellers in connection therewith, Buyer shall promptly reimburse all such costs and sums to the Sellers. In the event of a failure by Buyer to make such reimbursement, the Sellers shall cease to be obligated under this Section. The Sellers shall promptly pay to Buyer all monies received by the Sellers in respect of any Assumed Contract or any of the other Assets or any claim, right or benefit arising thereunder after the Closing Date. In the case of any such subcontracting, sub-licensing, subleasing or similar arrangement, Buyer shall indemnify, defend and hold the Sellers and their respective Affiliates harmless from and against any and all Damages arising out of or relating to Buyer's failure to perform its obligations pursuant to the terms of such arrangement from and after the Closing Date, and in the event of a failure of such indemnity, the Sellers shall cease to be obligated under this Section.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers hereby, jointly and severally, represent and warrant to Buyer, as of the date hereof, as follows:

          3.01. ORGANIZATION AND QUALIFICATION; DUE AUTHORIZATION. ISP Hungary is a company duly organized and validly existing under the laws of Hungary. Each of ISP Chemicals, ISP Technologies and ISP Investments is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ISP Israel is a company duly organized and validly existing under the laws of the State of Israel. Each of the Sellers and ISP Israel is duly qualified and in good standing to do business in all jurisdictions in which the location of the Assets respectively owned by them or their respective operation of the Business makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, a Material Adverse Effect. The Sellers are presently qualified to do business in the jurisdictions set forth on Schedule 3.01 hereto. The Sellers have full corporate power and authority to execute and deliver this Agreement and the Other Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements to which the Sellers are a party and the performance and consummation of the transactions contemplated hereby and thereby by the Sellers have been duly authorized by all necessary corporate action on the part of the Sellers. This Agreement has been and, at the Closing, the Other Agreements to which the Sellers are a party will be duly executed and delivered by the Sellers party thereto and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement constitutes and the Other Agreements, when so executed, will constitute, valid and binding obligations of the Sellers party thereto, enforceable against such Sellers in accordance with their terms, except as enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and except for general principles of equity (the "Bankruptcy and Equity Exception").

          3.02. NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery by the Sellers of this Agreement or the Other Agreements to which they are a party nor the consummation by the Sellers of the transactions contemplated hereby or thereby nor compliance by the Sellers with any of the provisions hereof or thereof (a) conflict with or result in a violation of the certificate of incorporation or by-laws, or comparable organizational documents, of any Seller, or the articles of association of ISP Israel, or (b) except as set forth in Schedule 3.02 hereto, require (i) any authorization, consent, order or approval of any Governmental Entity under any statute, law, judgment, order, injunction or decree applicable to ISP Israel or any Seller in connection with the Business or (ii) consent under, or violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, contract, license, agreement or lease to which any of the Sellers or ISP Israel is a party or by which any of the Sellers or ISP Israel may be bound or to which any of the Shares or the Assets may be subject or affected in any material respect that, in each case, is material to the Business.

          3.03. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          (a) Schedule 3.03(a) hereto contains authentic copies of (i) the audited combined balance sheet of the Business as at September 30, 2001 (the "Interim Balance Sheet") and audited combined statements of operations and cash flows of the Business for the nine months ended September 30, 2001 (the "Audited Interim Income Statement"), (ii) the unaudited pro-forma profit and loss statement of the Business for the nine-month period ended September 30, 2001 giving effect to the acquisition of certain assets from, and the assumption of certain liabilities of, FineTech Ltd. as if such acquisition and assumption had been completed as of January 1, 2001 (the "Pro Forma Financial Statement"),
(iii) the audited balance sheet of the U.S. Business as at December 31, 2000 and audited statements of operations and cash flows of the U.S. Business for the fiscal years ended December 31, 2000 and December 31, 1999 (the "Audited Annual Financial Statements"), and (iv) the unaudited pro-forma profit and loss statement of the Business for the 11-month period ended November 25, 2001 giving effect to the acquisition of certain assets from, and the assumption of certain liabilities of, FineTech Ltd. as if such acquisition and assumption had been completed as of January 1, 2001 (the "November Statement"). In addition,
Schedule 3.03(a) hereto contains authentic copies of the audited balance sheet of FineTech Ltd. as at December 31, 2000 and audited statements of income and of changes in financial position or of cash flows, whichever is applicable, of FineTech Ltd. for each of the fiscal years in the three-year period ended December 31, 2000 prepared in accordance with generally accepted accounting principles in Israel with GAAP reconciliations.

          (b) The Interim Balance Sheet, the Audited Interim Income Statement and the Audited Annual Financial Statements were prepared in accordance with GAAP (except as specifically set forth in the notes thereto and in the case of the interim statements, except for the absence of footnotes and subject to normal year-end adjustments), consistently applied in accordance with the Sellers' past practices, and fairly present in all material respects the financial condition and results of operations of the Business or the U.S. Business, as the case may be, as of the respective dates and for the respective periods covered thereby. The Pro Forma Financial Statement was prepared in good faith by the Sellers based on the books and records of the Sellers and on assumptions believed by the Sellers to be reasonable as of the date of such statement. The November Statement was prepared consistently with the Sellers' past practices and fairly presents in all material respects the results of operations of the Business for the period covered thereby.

          (c) Since June 6, 2001, ISP Israel has not incurred or assumed any liabilities, commitments or obligations of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (i) liabilities expressly reflected on or reserved for on the Interim Balance Sheet, (ii) liabilities (none of which is a material liability for breach of contract, breach of warranty, tort, infringement or lawsuit) incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet or (iii) as set forth on
Schedule 3.03(c) hereto.

          3.04. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 3.04 hereto, and except for share transactions relating to the initial capitalization of ISP Israel expressly disclosed to Buyer, since the date of the Interim Balance Sheet, there has not been, in respect of the Business, (i) any material adverse change in the financial condition, results of operations, assets or business of any of the Sellers or of ISP Israel, (ii) any repayments of any indebtedness or any borrowing of or agreement to borrow any money or any liabilities incurred by any of the Sellers or of ISP Israel, other than payments made and current liabilities incurred in the ordinary course of business, (iii) any waiver of any material right of any of the Sellers or by ISP Israel, or the cancellation or reduction of any material debt or claim held by any of the Sellers or by ISP Israel, (iv) any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or repurchase of, any shares of the capital stock or other equity of ISP Israel since June 6, 2001, (v) any issuance of any stocks, bonds or other securities of ISP Israel or options, warrants or rights or agreements or commitments to purchase or issue such securities, (vi) any mortgage, pledge, sale, assignment, licensing or transfer of any material tangible or intangible assets of any of the Sellers or of ISP Israel, except sales of assets effected in the ordinary course of business consistent with past practice, (vii) any loan (other than in the ordinary course for travel expenses and related items) by ISP Israel to any officer, director, employee or shareholder of any of the Sellers or of ISP Israel or any removal or relocation of any tangible assets from the Facility (other than pursuant to sales or transfers to third parties in the ordinary course of business), (viii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the material assets, property or business of any of the Sellers or of ISP Israel that is material to the Business, (ix) any material increase, direct or indirect, in the compensation (or rate thereof) paid or payable to any officer, director, employee or agent of any of the Sellers or ISP Israel (it being agreed that any increase at a rate of $25,000 or more per annum for an individual or at the rate of $100,000 or more per annum for all such individuals shall be deemed material) in each case, other than increases required by law or pursuant to annual increases consistent with past custom, (x) any purchase or other acquisition of assets or property other than in the ordinary course of business, (xi) any material change in the accounting methods or practices followed by any of the Sellers or ISP Israel,
(xii) any operation of the business of any of the Sellers or ISP Israel outside of the ordinary course of business and/or inconsistent with past practice or
(xiii) except as provided by this Agreement, any commitment or agreement (contingent or otherwise) to do any of the foregoing.

          3.05. THE SHARES; THE EQUIPMENT; THE INVENTORY; SUFFICIENCY OF TANGIBLE ASSETS; ETC.

          (a) ISP Hungary owns, beneficially and of record, all of the Shares and the Israel Notes, free and clear of all Liens. The Shares represent all of the issued and outstanding capital stock of ISP Israel (other than any directors' and other qualifying shares as required by Israeli law, which ISP Hungary shall cause to be unconditionally (and without any additional payments by Buyer) assigned and delivered as reasonably directed by Buyer at the Closing). Each Share is duly and validly authorized and issued. Except for the rights created pursuant to this Agreement and, except for the note of ISP Israel set forth on Schedule 3.05(a)(i) hereto, there are no outstanding subscriptions, warrants, options, convertible securities or similar rights relating to, or obligating ISP Israel to issue, any shares of capital stock of or other equity interests in ISP Israel. ISP Hungary has delivered to Buyer a true and correct copy of the articles of association of ISP Israel.

                (i) As of the Closing, there will be no bonds, debentures, notes or other indebtedness of ISP Israel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any shareholder of ISP Israel may vote, except for the Israel Notes.

                (ii) Except as set forth on Schedule 3.05(a)(ii) hereto, ISP Israel does not (a) own, directly or indirectly, legally or beneficially, any shares of voting stock or other equity securities of any Entity, (b) have any ownership interest, direct or indirect, legally or beneficially, in any Entity or (c) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any Entity, or to share any profits or capital investments in other Entities.

                (iii) Except for restrictions of the type set forth on Schedule 3.05(a)(iii) hereto, as of the Closing, Buyer shall own the Shares, without any legal or contractual restrictions or limitations of any kind arising by or through Sellers in respect of Buyer's ability to vote and/or transfer the Shares, other than restrictions under laws of general application.

          (b) ISP Chemicals has good and valid title to the Equipment (other than any leased equipment, which is the subject of Section 3.05(c) hereof), free and clear of all Liens except for Permitted Liens. Such Equipment is in all material respects in a condition adequate for the purposes for which it is being used in the ordinary course of the Business, normal wear and tear excepted.

          (c) Schedule 3.05(c) hereto sets forth a true and complete list of every lease agreement to which any of the Sellers is a party or entered into by ISP Israel since June 6, 2001 relating to any item of Equipment or Other Assets which entails rental payments of more than $20,000 per annum (the "Leases"). Such Seller or ISP Israel has good and valid title, free and clear of all Liens except for Permitted Liens, to its leasehold interest in all equipment or other assets subject to the Leases. The Sellers have delivered to Buyer a complete and accurate copy of each such Lease. All equipment leased pursuant to the Leases is in all material respects in the condition required of such property by the terms of the Lease applicable thereto.

          (d) ISP Technologies has good and valid title to the Inventory and ISP Israel has good and valid title to all inventory that it purports to own, free and clear of all Liens except for Permitted Liens. Neither ISP Technologies nor ISP Israel holds, or has held on its behalf, any inventory in respect of the Business on consignment. No such inventory is subject to recall. All items of inventory reflected on the Interim Balance Sheet or acquired by ISP Technologies or ISP Israel since the date of the Interim Balance Sheet consist of a quantity and quality suitable and commercially usable and saleable in the ordinary course of business for the purposes for which they are intended, in the ordinary course of business, except for obsolete, slow-moving or defective items, all of which have been written down to net realizable value or have been adequately reserved against on the books and records of ISP Technologies or ISP Israel (and on the Interim Balance Sheet, to the extent applicable) in accordance with GAAP (or, as applicable, Israeli generally accepted accounting principles, as reconciled with
GAAP), consistently applied in accordance with the Sellers' past practices. The Inventory has been reflected on such books and records and, as applicable, the Interim Balance Sheet at the lower of cost or market value, the cost thereof being determined on a first-in, first-out basis in accordance with GAAP, consistently applied in accordance with the Sellers' past practices. Since the date of the Interim Balance Sheet there has been no material increase in the sale of inventory in respect of the Business by ISP Technologies or ISP Israel, inconsistent with past practices and there has been no sales of inventory in manner inconsistent with the intent of that certain customer letter, dated December 19, 2001, provided to Buyer prior to the date hereof (the "Customer Letter").

          (e) The Sellers have good and valid title to the Other Assets, free and clear of all Liens except for Permitted Liens.

          (f) Except as set forth on Schedule 3.05(f) hereto and except for the Excluded Assets (which for this purpose shall not include the assets described in clause (f) of the definition thereof) and for utilities and employees, the Assets and ownership of the Shares, together with the rights, goods and services to be provided to Buyer after the Closing pursuant to the Other Agreements, constitute, and on the Closing Date will constitute, all of the material assets (including material intellectual property rights) and services used by the Sellers to operate the Business as of the date hereof.

          (g) All of the accounts and notes receivable of ISP Israel, including those reflected on the Interim Balance Sheet, have arisen in the ordinary course of business. The Sellers have not granted any security interest on such receivables or any part thereof and, to the Sellers' best knowledge, no Seller has received notice of any claim for recoupments, set-offs or counter-claims in respect of any such receivables. No agreement for material deduction, discount or other deferred price adjustment has been made with respect to any such receivables. All accounts payable of ISP Israel, as reflected in the Interim Balance Sheet or arising after the date thereof, are the result of bona fide transactions in the ordinary course of business consistent with past practice. ISP Israel is not due any receivable from, or liable for any account or note payable to, any Affiliate or any officer, director or shareholder thereof, except as set forth on Schedule 3.05(g) hereto.

          3.06. INTELLECTUAL PROPERTY. (a) Collectively, Schedule 3.06(a)(i) hereto and Schedule 3.06(a)(ii) hereto list or describe all material items of Intellectual Property Rights used in the U.S. Business (the "Material Intellectual Property Rights"). Schedule 3.06(a)(iii) hereto sets forth a list of all material patents, patent applications, trademarks and/or trademark applications owned by ISP Israel.

          (b) Except as set forth on Schedule 3.06(b) hereto, ISP Investments freely owns or is validly licensed to use, free from any Liens (except for Permitted Liens), and without payment to any other party, the Material Intellectual Property Rights. No claims have been asserted against any Seller by any Entity, and none of the Sellers is aware of any basis for any claims challenging the ownership, validity, enforceability or use of any of the Material Intellectual Property Rights. To the best knowledge of the Sellers, no Entity is infringing upon any of the Material Intellectual Property Rights. The operation of the U.S. Business and/or the use of the Material Intellectual Property Rights in the operation of the U.S. Business does not infringe upon or violate the rights of any Entity and no Seller has received notice of any such alleged infringement.

          (c) Except as set forth on Schedule 3.06(b) hereto, ISP Israel owns, free from any Liens (except for Permitted Liens), all Intellectual Property Rights set forth on Schedule 3.06(a)(iii) hereto. To the best knowledge of the Sellers, use of the Intellectual Property Rights of ISP Israel set forth on
Schedule 3.06(a)(iii) hereto since June 6, 2001, or of the Sellers in the operation of the Business does not infringe upon the rights of any Entity. Since June 6, 2001, to the knowledge of the Sellers, no claims have been asserted against ISP Israel by any Entity, and none of the Sellers are aware of any basis for any claims challenging the ownership, validity, enforceability or use of any of ISP Israel's Intellectual Property Rights set forth on Schedule 3.06(a)(iii) hereto. To the best knowledge of the Sellers, since June 6, 2001, no Entity is infringing upon any of the patents or trademarks set forth on Schedule 3.06(a)(iii) hereto. Since June 6, 2001, to the best knowledge of the Sellers, the operation of the ISP Israel Business and/or the use of the Intellectual Property Rights set forth on Schedule 3.06(a)(iii) hereto in the operation of the ISP Israel Business does not infringe upon or violate the rights of any Entity and none of the Sellers has received written notice of any such alleged infringement.

          3.07. LITIGATION. Except as set forth in Schedule 3.07 hereto, there is no material claim, action, lawsuit, investigation or other arbitration or administrative proceeding pending or, to the best knowledge of the Sellers, threatened against any of the Sellers or ISP Israel at law, in equity or otherwise, in, before, or by any Governmental Entity or other Entity relating to
(i) the transactions contemplated by this Agreement, (ii) the U.S. Business or
(iii) the operations of ISP Israel. No representation is made in this Section
3.07 with respect to Environmental Laws or Permits or Environmental Claims, which matters are covered by Section 3.12 hereof.

          3.08. TAXES. All material Tax Returns relating to ISP Israel required to be filed by ISP Israel since June 6, 2001, and all material Tax Returns relating to the U.S. Business required to be filed by the Sellers, have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are accurate in all material respects; all Taxes relating to the Business or ISP Israel due and payable have been fully paid or adequate reserves therefor have been established in accordance with GAAP, consistently applied in accordance with the Sellers' past practices. Adequate provision has been made on the Interim Balance Sheet for the payment of all accrued and unpaid Taxes of ISP Israel as of the date of the Interim Balance Sheet. Since September 30, 2001, all Taxes incurred by ISP Israel have been incurred in the ordinary course of business and, to the extent payable, have been paid or adequate reserves therefor have been established in accordance with GAAP. The Sellers have not received from any taxing authority any notice of an asserted deficiency or audit with respect to such Taxes or Tax Returns which has not been settled. There are no filed or, to the Sellers' knowledge, other Tax Liens on any of the properties or other assets of ISP Israel or the Assets, except for Permitted Liens. ISP Israel is not a member of a consolidated group for income tax purposes and is not a party to or otherwise bound by any tax sharing, tax allocation or tax indemnification or similar agreement. ISP Israel has an "Approved Enterprise" partial tax-exempt status pursuant to the Investment Center, Ministry of Industry and Trade of the State of Israel (the "Israel Investment Center") and, to the best knowledge of the Sellers, all actions necessary to preserve such partial tax-exempt status have been taken.

          3.09. CONTRACTS. (a) Except for the Assumed Contracts or as set forth on Schedule 3.09(a) hereto, as of December 28, 2001, no Seller in connection with its operation of the U.S. Business is, nor, since June 6, 2001, has ISP Israel become, a party to or bound by any agreement, contract, lease (except for the lease of office space at 19 Hamesila Street, Industrial Park, Nesher, Israel, dated July 25, 2001) or license that (i) has an aggregate stated future liability to any party thereto in excess of $100,000 and is not terminable by notice of not more than 45 days for a cost of less than $20,000 or (ii) is otherwise material to the operation of the Business (it being specifically acknowledged that the Real Property Leases are material to the operation of the Business).

          (b) Schedule 3.09(b) hereto sets forth a list of all of the Assumed Contracts (including the Leases and Real Property Leases that are Assumed Contracts) as of December 28, 2001. Except as set forth in Schedule 3.09(b), each of the Assumed Contracts (including the Leases and Real Property Leases) that is material to the Business, and the contracts of ISP Israel entered into after June 6, 2001 required to be listed on Schedule 3.09(a) hereto (the "Israel Contracts"), is legal, valid, binding and in full force and effect, enforceable by the Sellers party thereto or ISP Israel, as the case may be, in accordance with its terms (subject to the Bankruptcy and Equity Exception). No non-Seller Entity party to any Assumed Contract that is material to the Business or ISP Israel Contract is, to the best knowledge of the Sellers, in default thereunder and, to the knowledge of the Sellers, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to such material default or right of cancellation by a Seller or ISP Israel thereunder. Except as set forth on Schedule 3.09(b) hereto, no Seller is in default under, or in breach of, any Assumed Contract that is material to the Business and, since June 6, 2001, ISP Israel is not in material default under, or in breach of, any ISP Israel Contract and, to the best knowledge of the Sellers, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default by such Seller or, since June 6, 2001, a material default by ISP Israel thereunder. Provided that the Sellers obtain all necessary contractual consents as set forth on
Schedule 3.09(b) hereto, the consummation of the transactions contemplated hereby will not cause, or result in, a default under, termination of, or acceleration of any material rights (including change of control payments) under any Assumed Contract that is material to the Business or any ISP Israel Contract entered into after June 6, 2001. Except as set forth on Schedule 3.09(b) hereto, the Sellers have delivered to Buyer true and correct copies of each of the written Assumed Contracts and Israel Contracts in effect as of December 28, 2001.

          3.10 COMPLIANCE WITH LAWS, PERMITS, ETC. Other than as set forth on
Schedule 3.10 hereto, the Sellers, all of the products manufactured, distributed and/or marketed by the Sellers in respect of the U.S. Business (each, a "Pharmaceutical Product") or, since June 6, 2001, by ISP Israel (each, an "Israel Pharmaceutical Product") are and have been (in the case of Israel Pharmaceutical Products, since June 6, 2001) in compliance in all material respects with all applicable foreign, Federal, state and local statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders of any Governmental Entity, including, without limitation, all applicable requirements of the current good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 (the "Current Good Manufacturing Practice Regulations"), relating to all operations of ISP Israel since June 6, 2001 and relating to all operations of the U.S. Business by the Sellers. Schedule 3.10 hereto lists all material Permits held by the Sellers that are required for the operation of the U.S. Business as of the date of this Agreement. Each of such Permits set forth on Schedule 3.10 hereto is (except as set forth on such Schedule) freely transferable to Buyer and none of the transactions contemplated hereby will cause, or result in, a termination, limitation or suspension of any such Permit. Except as set forth on Schedule 3.10 hereto, no written communication has been received by the Sellers or, since June 6, 2001, by ISP Israel, and no investigation, review or regulatory action (including, but not limited to, seizure, injunction, civil penalty or criminal action) is or, in respect of any Pharmaceutical Product, at any time in the last five (5) years has been, pending or, to the best knowledge of the Sellers, threatened by any Governmental Entity with respect to (i) any alleged or actual violation by the Sellers, by any Pharmaceutical Product or, since June 6, 2001, by ISP Israel or by any Israel Pharmaceutical Product of any Permit, law, ordinance, regulation, requirement or order of any Governmental Entity relating to the operations conducted by ISP Israel since June 6, 2001 or by the Sellers in connection with the U.S. Business or (ii) any alleged or actual failure to have all Permits required in connection with the operations conducted by ISP Israel since June 6, 2001, or by the Sellers in connection with the U.S. Business, except in the case of clauses (i) and (ii) for violations or failures which would not reasonably be expected to be material to the Business. The failure to obtain (x) a certificate of occupancy for the Modular Office listed as Item II.A.2 on Schedule 3.10 hereto and the PED Modular Offices listed as Item II.A.4 on Schedule 3.10 hereto and/or (y) the permit as to the Life Safety Fire Alarm System listed as Item II.A.6 on Schedule 3.10 hereto will not materially interfere with the operations of the Business, taken as a whole, as currently conducted. No representation is made in this Section 3.10 with respect to Environmental Laws or Permits, which matters are covered by Section 3.12 hereof. In addition, the Sellers make no representations or warranties with respect to any Pharmaceutical Products they toll manufacture for other Entities (other than that the Sellers have been in substantial compliance with the Current Good Manufacturing Practice Regulations with respect to such Pharmaceutical Products to the extent applicable), nor with respect to any use made of any Pharmaceutical Product by any Entity for whom Sellers toll manufacture Pharmaceutical Products or by any Entity to whom such products are sold, marketed or distributed by Sellers' customers.

          3.11. BROKERS. In connection with the transactions contemplated by this Agreement and by the Other Agreements, neither the Sellers, ISP Israel nor any of their Affiliates are a party to any agreement, arrangement or understanding with any Entity which will result in the obligation of Buyer or any of its Affiliates to pay any finders fee, brokerage commission or similar payment.

          3.12. ENVIRONMENTAL MATTERS. (a) Except as described in Schedule 3.12(a) hereto, the current operations of the Sellers in connection with the U.S. Business are, and the operations of ISP Israel since June 6, 2001 have been, in compliance in all material respects with all applicable Environmental Laws and all Permits issued thereunder; and the Sellers, within the last three
(3) years, have not received any notice relating to the Facility or the Business alleging or investigating any material pending and unresolved violation of any Environmental Law.

          (b) Except as authorized by any valid Permit issued pursuant to an Environmental Law, there are no Hazardous Substances disposed of or released by the Sellers or, to the Sellers' best knowledge, by any other Entity prior to the Closing on, to or beneath the Facility, or directly migrating from the Facility, in quantities or concentrations that could reasonably be expected to give rise to any material obligations, responsibilities or liabilities in respect of the Business under any Environmental Law.

          (c) Sellers have not disposed of or released Hazardous Substances in connection with the Business at any Off-site Location nor, to the Sellers' best knowledge, has any other Entity disposed of or released Hazardous Substances at or beneath any Off-Site Location, or directly migrating from any Off-Site Location or any other location, in quantities or concentrations that could reasonably be expected to give rise to any material obligations, responsibilities or liabilities in respect of the Business under any Environmental Law.

          (d) Except as authorized by any valid Permit issued pursuant to an Environmental Law, since June 6, 2001 ISP Israel has not disposed of or released any Hazardous Substances from any of the facilities it owns or operates (the "Israel Facility") or in direct migration from such Israel Facility, or at any other location, in quantities or concentrations that could reasonably be expected to give rise to any material obligations, responsibilities or liabilities in respect of the Business under any Environmental Law.

          (e) Neither the Sellers within the last three (3) years nor ISP Israel since June 6, 2001 has received any notice or order from any Governmental or other Entity advising it that any of the Sellers in connection with the Business or ISP Israel is responsible for or a potentially responsible party for remediation or paying for the cost of investigation or remediation of any Hazardous Substance at any Off-site Location, and neither the Sellers nor ISP Israel has entered into any agreement pertaining thereto.

          (f) Neither the Facility nor the Israel Facility contains any underground storage tanks, underground injection wells, septic tanks in which process water or wastewater have been disposed, or equipment using PCBs.

          (g) The Sellers have delivered to Buyer true and correct copies of all material environmental studies, analyses or reports in the possession of the Sellers or ISP Israel relating to the Facility or the Israel Facility and the Business. Schedule 3.12(g) hereto lists all material environmental Permits held by Sellers that are required for the operation of the Business as of the date of this Agreement.

          3.13. EMPLOYEES AND EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. (a) Set forth on Schedule 3.13(a) hereto is a true and complete list of all employees of the Business as of the date hereof and their respective positions, date of hire and compensation.

          (b) Set forth on Schedule 3.13(b) hereto is a list of (i) each employment agreement or contract with, individually or collectively, employees of the Business (collectively, the "Employment Agreements"), and (ii) the name of each employee of the Business that the Sellers or ISP Israel since June 6, 2001 has entered into an agreement or contract with as of the date hereof providing for retention payments (collectively, the "Retention Agreements"). No unions or other collective bargaining representatives have been certified or recognized by the Business as representing any of its employees and none of the employees of any of the Sellers in respect of the Business participates or during the past six years has participated in and Sellers and their Affiliates have not contributed to (or been required to contribute to) or incurred any liability with respect to any "multiemployer" plan (within the meaning of Section 3(37) of ERISA).

          (c) Schedule 3.13(c) hereto lists each pension, profit-sharing, bonus, life, health, incentive, welfare, severance, stock option, stock award or phantom stock plan, retiree medical or other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Sellers or any of their Affiliates (or to which any of them have an obligation to maintain, sponsor or contribute) which benefit any employee or consultant or former employee or consultant of the Business (such plans and related trusts, insurance, and annuity contracts, funding media, and related agreements and arrangements hereinafter referred to, collectively, as the "Seller Benefit Plans"). Schedule 3.13(c) hereto also shall indicate which Seller Benefit Plans are sponsored or maintained by ISP Israel ("Israel Benefit Plans"). Any reference herein to the term "Sellers and their Affiliates" shall be deemed to refer also to any entity which is under common control or affiliated with Sellers or any of their Affiliates within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b),
(c), (m) or (o) of the Code and the rules and regulations promulgated thereunder. The Sellers have furnished to Buyer copies of all material documents relating to the Seller Benefit Plans, including, without limitation, each plan document, trust or funding agreement, employee summary, any annual reports (including all schedules or accountant's opinions), actuarial reports and financial statements with respect to such Seller Benefit Plans for all periods in the last two years.

          (d) All Seller Benefit Plans in which the employees of the Business participate comply in all material respects with all applicable laws and regulations and with the terms thereof. Each fiduciary as to each Seller Benefit Plan has complied in all respects with all applicable laws in respect of each such plan.

          (e) All required employer contributions, premiums and Taxes under or with respect to the Seller Benefit Plans due to be made or paid as of the date hereof have been made, and the respective fund or funds established under the Seller Benefit Plans have been funded in accordance with all applicable laws.

          (f) Other than claims in the ordinary course for benefits with respect to the Seller Benefit Plans, there are no material actions, suits, grievances or material claims pending with respect to any Seller Benefit Plan or, to the best knowledge of the Sellers, any circumstances which might reasonably be expected to give rise to any such action, suit, or claims.

          (g) The employees of the Business do not participate in any plan subject to Title IV of ERISA and no liability under such Title has been incurred by the Sellers or any of their Affiliates that has not been satisfied in full. None of the Sellers nor any of their Affiliates has withdrawn from any "single employer plan" as a "substantial employer" so as to become subject to the provisions of Section 4063 of ERISA, or ceased operations at any facility so as to become subject to the provisions of Section 4062(e) of ERISA.

          (h) No prohibited or related party transaction has occurred since June 6, 2001 with respect to any of the Israel Benefit Plan which could subject any Israel Benefit Plan or any related trust, the Sellers or their Affiliates, Buyer or any director or employee of any of them to any tax, penalty or liability imposed under Israeli law either directly or indirectly, and whether by way of indemnity or otherwise.

          (i) Except as set forth on Schedule 3.13(i) hereto, the execution and delivery of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Seller Benefit Plan or individual agreement that will or may result in any payment or obligation (whether severance pay or otherwise) to any current or former employee, consultant, agent or director of ISP Israel.

          (j) With respect to all Israel Benefit Plans which are funded, or are required by applicable law to be funded, the present value of all accrued benefits (vested and non-vested) of each such Israel Benefit Plan, determined on the basis of commercially reasonable actuarial assumptions, does not exceed the fair market value of the assets of each such Israel Benefit Plan.

          3.14. THE FACILITY; REAL PROPERTY.

          (a) Schedule 3.14 hereto sets forth a true, correct and complete list and summary description of all real property owned (beneficially or of record) by ISP Chemicals in connection with the conduct of the U.S. Business (the "Owned Real Property"), including the Facility, or leased by ISP Israel in connection with the conduct of the Business (the "Leased Real Property" and collectively with the Owned Real Property, the "Real Property"). Other than the Real Property, the Sellers do not own, lease or use any other real property in connection with the Business other than real property used in providing general administrative services in respect thereof. ISP Chemicals has (and at Closing will have) good, indefeasible, marketable and insurable fee simple title to, and, subject to tenancies under leases that are Permitted Liens, is (and will be at the Closing) in exclusive possession of, the lots and parcels of land listed on Schedule 3.14 hereto as the Owned Real Property, together with the buildings, structures and other improvements erected thereon, with all easements, rights and other privileges appurtenant thereto, free and clear of all Liens (except for Permitted Liens), ground rents, leases, tenancies (except pursuant to leases that are Permitted Liens), licenses or other rights of occupancy or use for all or any portion of the Owned Real Property, options, covenants, conditions, restrictions, rights of way, easements (onto or by improvements on such Real Property) and any other matters affecting title, other than any of the foregoing that are Permitted Liens, including, without limitation, those specifically reflected in the Survey (as defined in Section 5.12 hereof).

          (b) Schedule 3.14 hereto contains a list of all real property leases pursuant to which the Sellers and/or ISP Israel lease any Leased Real Property

(the "Real Property Leases"). To the Sellers' best knowledge, the Real Property Leases, other than the oral agreement for two (2) laboratory rooms at Techion University, are in full force and effect.

          (c) All buildings or structures comprising the improvements with respect to the Real Property (the "Improvements") are in adequate condition and repair, reasonable wear and tear excepted, and are sufficient for the operation of the Business on the applicable Real Property.

          (d) None of the Sellers has received any written notice in the last three (3) years from any Governmental Entity or board of fire underwriters (or other body exercising similar functions) that the continued maintenance, operation or use of any and all buildings (for the current or any contemplated purpose), structures or other improvements comprising the Improvements violates any zoning, building, or similar law, ordinance, code, order or regulation (in each case) other than in respect of Environmental Claims, which are covered by
Section 3.12 hereof.

          (e) To the Sellers' knowledge, no portion of the Owned Real Property is subject to or is affected by any special assessment, whether or not presently a Lien thereon, and no such assessment has been made or is pending.

          (f) The Sellers have received no written notice of any material default or breach which remains outstanding as of the date hereof under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the Real Property.

          (g) The Sellers have not received any written notice of a planned or threatened taking, condemnation or expropriation proceeding for any public or quasi-public purpose or use by a governmental or quasi-governmental authority or by any right of eminent domain, of all or any part of the Real Property.

          (h) All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the Business as currently conducted at the Owned Real Property are available to such Real Property. The Sellers have not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any portion of the Real Property.

          (i) The Sellers have not received any written notice in the last three
(3) years from any Governmental Entity which explicitly threatens to terminate the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property, which has not been withdrawn or remains uncured.

          (j) The Sellers have provided Buyer with true, correct and current copies of: (i) the most recent title insurance policies, surveys, and as-built plans and specifications, and all certificates of occupancy, other certificates, permits, licenses and approvals, and other documents and instruments pertaining to the Owned Real Property that are in the possession or control of the Sellers and (ii) all of the Real Property Leases, including, without limitation, all amendments, extensions and modifications thereto, and all subordination, non-disturbance and attornment agreements, if any, relating to any of the Real Property Leases.

          (k) The Sellers have not received any written notice in the last three
(3) years that the Real Property and the use thereof by the Sellers in connection with the conduct of the Business does not comply with all material private covenants, easements and restrictions of record affecting such Real Property, other than any such non-compliance which has been cured as of the date hereof.

          3.15. ISP ISRAEL ASSET PURCHASE AGREEMENT. Except as set forth on
Schedule 3.15 hereto, to the best knowledge of the Sellers, no representation or warranty made by FineTech Ltd. or Dr. Arie Gutman in that certain Asset Purchase Agreement, dated June 6, 2001, by and among FineTech Ltd., ISP Israel, ISP Opco Holdings Inc. and Dr. Arie Gutman (the "FineTech Agreement") was untrue in any material respect when made and/or at the date of the closing of such transaction. Neither ISP Israel nor ISP Opco Holdings, Inc. has made any claim, or knows of any reasonable basis for a claim, for a breach of any representation, warranty or covenant by FineTech Ltd. or Dr. Arie Gutman contained in such Asset Purchase Agreement; provided, that the foregoing representations are made without prejudice to, or waiver of any rights of any Seller or any Affiliate of the Sellers in respect of the FineTech Agreement or that certain Indemnification Agreement, dated June 6, 2001, among FineTech Ltd., ISP Israel, ISP Opco Holdings and Dr. Arie Gutman (the "Indemnification Agreement"); provided, further, that from and after the Closing, the Sellers have hereby assigned all rights to any claim in respect of the FineTech Agreement or the Indemnification Agreement to Buyer (other than as provided in the Agreement, dated as of December 21, 2001, by and among ISP Opco Holdings Inc., ISP Finetech Ltd., Finetech Ltd. and Arie Gutman).

          3.16. PRODUCTS. Schedule 1.01(e) hereto sets forth all of the products currently or, since January 1994, manufactured or sold by the Sellers at the Facility in respect of the Business.

          3.17. CERTAIN BUSINESS MATTERS. Except as set forth in Schedule 3.17(a) hereto, in respect of the Business, (i) none of the Sellers nor, since June 6, 2001, ISP Israel has any sole-source supplier of material goods (other than International Specialty Products Inc. or its Affiliates, the material goods of which International Specialty Products Inc. provides are set forth on
Schedule 3.17(b) hereto) or services (other than utilities and employees of International Specialty Products Inc. or its Affiliates) with respect to which practical alternative sources are not available on comparable terms and conditions, (ii) none of the Sellers nor, since June 6, 2001, has ISP Israel received any written indication that any material supplier will terminate, materially increase the rate of or materially change the terms with respect to supplying materials, products or services to the Sellers or ISP Israel (whether as a result of the consummation of the transactions contemplated hereby or otherwise), (iii) there are not pending and, to the best knowledge of the Sellers, there are not threatened, any labor negotiations involving or affecting any of the Sellers or ISP Israel and, to the knowledge of Sellers, no organizing activities involving union representation exist in respect of any of its employees, (iv) except as set forth in the Assumed Contracts, none of the Sellers nor, since June 6, 2001, ISP Israel gives nor is bound by any express warranties relating to its products and there has been no assertion of any breaches of warranty or product liability that has had or would reasonably be expected to have a Material Adverse Effect, (v) to the best knowledge of the Sellers, there are no material workmanship or service problems, or any material claims made against any of the Sellers or ISP Israel with respect to any product sold or services provided by the Sellers or, since June 6, 2001, by ISP Israel and (vi) none of the Sellers is nor, since June 6, 2001, has ISP Israel become, a party to or bound by any material agreement, including any of the material Assumed Contracts or material Israel Contracts, or any material arrangements in which any of its officers, directors or stockholders, or any Affiliate of any such person, has, or had when made, a direct or indirect material interest.

          3.18. REGULATORY COMPLIANCE.

          (a) No Pharmaceutical Product has been, nor to the Sellers' best knowledge is there any reasonable basis for any Pharmaceutical Product in any material amount to be, recalled, withdrawn, suspended or discontinued by any of the Sellers within the last five (5) years or, since June 6, 2001, by ISP Israel as a result of any action by a Governmental Entity (whether voluntarily or otherwise). No proceedings in or outside the United States seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product or, since June 6, 2001, any Israel Pharmaceutical Product are pending against any of the Sellers or ISP Israel nor have any such proceedings with respect to any Pharmaceutical Product been pending at any time during the last five years.

          (b) For Pharmaceutical Products that the Sellers are currently manufacturing, each of the Sellers' Drug Master Files ("DMFs"), as defined at 21 C.F.R. ss.314.420, in the possession of the FDA and each similar file in the possession of any Governmental Entity is complete, accurate, and up to date in all material respects, and the subject of each such DMF and similar file can be effectively, efficiently, and legally manufactured or utilized in material compliance with the pertinent DMF or similar file. Each Pharmaceutical Product and, since June 6, 2001, each Israel Pharmaceutical Product manufactured and tested for use in a product whose regulatory submission references a DMF or similar file is being manufactured and tested in material compliance with the current version of the applicable file.

          (c) None of the Sellers, within the last two (2) years, or ISP Israel, since June 6, 2001, has received any written notice that any Governmental Entity has commenced or, to the best knowledge of the Sellers, threatened to initiate
(i) any action to withdraw its approval, registration or licensure of any finished pharmaceutical because it contains a Pharmaceutical Product or Israel Pharmaceutical Product or (ii) any action to seize or enjoin production of any Pharmaceutical Product or Israel Pharmaceutical Product.

          (d) To the Sellers' knowledge (after reasonable inquiry of senior management of the Sellers) (i) no officer, employee or agent of any of the Sellers or, since June 6, 2001, ISP Israel has made an untrue statement of a material fact or a fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, would reasonably be expected to provide a basis for any Governmental Entity to invoke with respect to any of the Sellers, the FDA's policy regarding "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Governmental Entity applicable to the Business and (ii) no officer, employee or agent of any of the Sellers been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar law or permitted by 21 U.S.C.
Section 335a(b) or any similar law of any Governmental Entity applicable to the Business.

          3.19. CUSTOMERS. Except as set forth on Schedule 3.19 hereto, none of the Sellers or any of their Affiliates (including, since June 6, 2001, ISP Israel) has received notice that any material customer of the Business intends to terminate, suspend or materially change the terms of any of their respective agreements or arrangements with any of the Sellers in respect of the Business or ISP Israel as a result of the transactions contemplated hereby or otherwise. Neither the Sellers nor ISP Israel, has any agreement or arrangement with any of their customers with respect to guaranteed or fixed pricing, order cancellation, price reductions, discounts or rights to return or reject any products sold by any of the Sellers or ISP Israel, in each case, except as expressly provided in any applicable Assumed Contracts or contracts with customers of ISP Israel.

          3.20. EXTENT OF THE SELLERS REPRESENTATIONS AND WARRANTIES. The foregoing representations and warranties of the Sellers in this Article III are made only to the extent that they affect, or are in respect of, the Business, the Assets or the Facility. Any reference to "material" in this Article III shall refer to being material to the Business, taken as a whole.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Sellers, as of the date hereof, as follows:

          4.01. ORGANIZATION AND DUE AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has full corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements to which Buyer is a party and the performance and consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Other Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the Other Agreements constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as enforcement may be affected by the Bankruptcy and Equity Exception.

          4.02. NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery by Buyer of this Agreement or the Other Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by Buyer with any of the provisions hereof or thereof (a) conflict with or result in a violation of the certificate of incorporation or bylaws of Buyer or (b) except as set forth in Schedule 4.02 hereto, require (i) any authorization, consent, order or approval of any Governmental Entity under any statute, law, judgment, order, injunction or decree applicable to Buyer or
(ii) consent under, or violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, material contract, license, material agreement or lease to which Buyer is a party or by which Buyer may be bound or to which any of Buyer's assets may be subject or affected in any material respect.

          4.03. INVESTMENT INTENT. The Shares to be acquired by Buyer pursuant to this Agreement are being acquired by Buyer for investment and not with a view to the distribution thereof in contravention of any applicable securities law, and Buyer will not transfer or otherwise dispose of any of the Shares, or any interest therein, in such manner as to cause the Sellers or any of their Affiliates to be in violation of any applicable securities law.

          4.04. LITIGATION. There is no claim, action, lawsuit or proceeding pending or, to the best knowledge of Buyer, threatened against Buyer at law, in equity or otherwise, in, before, or by any Governmental Entity relating to the transactions contemplated by this Agreement.

          4.05. NO BROKERS. Except pursuant to Buyer's agreement with Bear Stearns & Co., Inc., whose fees and expenses shall be paid solely by Buyer, Buyer is not party to any agreement, arrangement or understanding with any Entity which will result in the obligation of Buyer, the Sellers or any Affiliate thereof to pay any finders fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement and by the Other Agreements.

          4.06. AVAILABILITY OF FUNDS. At the Closing, Buyer will have available to it sufficient cash to enable it to pay the Purchase Price and the Non-Competition Payment and otherwise consummate the transactions contemplated by this Agreement; provided, however, that the fact that Buyer has available such sufficient cash shall not, in and of itself, constitute the satisfaction or waiver of the conditions to its obligation to close set forth in Sections 6.04,
6.05 and 6.07 hereof. Attached hereto as Schedule 4.06 is a true and complete copy of all commitments and agreements relating to any credit facility or credit agreement entered into by Buyer to, in part, finance the transactions contemplated hereby, including, without limitation, any Bridge Loan (the "Credit Facility").


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

          5.01. CONDUCT OF THE BUSINESS; ETC. (a) From and after the date hereof and until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 8.01 hereof (the "Termination Date"), and except (1) with the prior written consent of Buyer and (2) as may be expressly contemplated or permitted by this Agreement, the Sellers jointly agree that they:

                (i) shall, and shall cause ISP Israel, to, conduct the Business in the ordinary and usual course consistent with past practice;

                (ii) shall use reasonable efforts to preserve intact the Business and the Business' relationships with those persons having material business dealings with the Business (other than directly in connection with the Excluded Assets);

                (iii) shall not in connection with the Business (other than directly in connection with the Excluded Assets), nor shall the Sellers permit ISP Israel to, enter into any new material agreement other than in the ordinary course of business, or modify or amend in any material respect or terminate, any of its existing material contracts other than in the ordinary course of business, or enter into any material contract or other material agreement with respect to any portion of the Real Property that will survive the Closing or otherwise materially affect the use, operation or enjoyment of the Real Property after the Closing or take any of the actions referred to in Section 3.04 hereof (other than clauses (i) and (viii) thereof);

                (iv) shall not permit ISP Israel to (A) alter or adopt any amendment to its articles of association or other organizational documents; (B) adopt a plan of liquidation or dissolution; (C) enter into any merger, consolidation or similar business combination with or into any Entity or any agreement therefor; (D) purchase or redeem any shares of its capital stock; (E) pay any dividends on or make any distribution with respect to, its outstanding shares of capital stock; (F) issue or authorize the issuance of, or agree to issue or sell, any shares of its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise); (G) incur or assume any indebtedness for borrowed money or issue any securities; or (H) make or commit to make (x) any investment in, or purchase the equity securities or, except in the ordinary course of business, a material portion of the assets of, any Entity, or (y) capital expenditures in excess of $250,000 in the aggregate per calendar quarter;

                (v) shall not, and shall not permit ISP Israel, to sell, transfer or otherwise dispose of or subject to any Lien (other than for Permitted Liens) the Shares or the Facility, or any of the Equipment, the

Inventory, the Other Assets or any of the properties or assets of ISP Israel which are material to the Business, other than in the ordinary course of business;

                (vi) shall not, and shall not permit ISP Israel to, commence any lawsuit or litigation relating to the Business, other than in the ordinary course of business or directly in connection with the Excluded Assets;

                (vii) shall use commercially reasonable best efforts to maintain and repair, or cause to be maintained and repaired, all Real Property (including all Improvements thereon) and Equipment, in each instance in adequate condition and repair as reasonably necessary in connection with the operation of the Business, reasonable wear and tear excepted, and shall promptly notify Buyer of any material casualty or damage to any portion of the Real Property or any material portion of the Equipment or the Inventory;

                (viii) shall not effect any sales of inventory in any manner inconsistent with the intent of the Customer Letter; and

                (ix) shall not take any action which would cause any of the conditions set forth in Article VI or Article VII of this Agreement not to be satisfied.

          (b) Buyer agrees that, from and after the date hereof and until the earlier of the Closing and the Termination Date, and except as may be agreed in writing by the Sellers, Buyer shall not, and shall not permit any of its Affiliates to, take any action or agree, in writing or otherwise, to take any action which would cause any of the conditions set forth in Article VI or
Article VII of this Agreement not to be satisfied.

          5.02. ACCESS.

          (a) PRE-CLOSING ACCESS. From and after the date hereof and until the earlier of the Closing and the Termination Date, the Sellers shall, and shall cause ISP Israel to, provide Buyer and its counsel, accountants and other representatives reasonable access, to the extent legally permissible, during normal business hours and following reasonable prior notice, to the Facility and the customers and suppliers, properties, Books and Records of ISP Israel and of the Sellers relating to the Business. All information disclosed to Buyer in connection with the transactions contemplated hereby shall be subject to the provisions of the Confidentiality Agreement previously executed by Buyer and an Affiliate of the Sellers (the "Confidentiality Agreement").

          (b) POST-CLOSING ACCESS. Following the Closing, Buyer shall maintain the contracts, agreements, documents and Books and Records of the Business for a period of six years following the Closing Date. Following the Closing and until the sixth anniversary of the Closing Date, Buyer shall, subject to Section 5.13 hereof, provide the Sellers and their employees, counsel, accountants and other representatives reasonable access, during normal business hours and following reasonable prior notice, to the contracts, agreements, documents and books and records of Buyer and its Affiliates relating to the Business as conducted by the Sellers and ISP Israel immediately prior to the Closing for any reasonable business purpose (including, without limitation, preparing tax returns, administering benefit plans and defending or pursuing claims), and Buyer shall cooperate and cause its Affiliates to cooperate and permit the Sellers and their representatives to examine and copy, at the Sellers' expense, such contracts, agreements, documents and books and records. In addition, Buyer agrees to provide the reasonable assistance (including for purposes of prosecuting or defending any claim) of those of its employees who may have knowledge of the Business as conducted prior to the Closing.

          5.03. REASONABLE BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective Affiliates to, (i) use reasonable best efforts to obtain all consents (including, without limitation, the consent of Arie Gutman to the assignment of the FineTech Agreement and the Indemnification Agreement), approvals, waivers, licenses, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Entity required for the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable (including, without limitation, providing an undertaking to the Office of the Chief Scientist, Ministry of Industry and Trade of the State of Israel); (ii) provide all such information concerning such party and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with the foregoing; (iii) take any and all reasonable steps necessary to avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated by this Agreement, including but not limited to defending through litigation on the merits any claim asserted in any court by any person; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the consummation of the transactions contemplated by this Agreement so as to enable the consummation of the transactions contemplated by this Agreement to occur as expeditiously as possible. Prior to making any application to or filing with a Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. Buyer and the Sellers shall each keep each other reasonably apprised of the status of material matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Sellers, as the case may be, or by any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

          5.04. NON-COMPETITION. (a) In consideration of Buyer's payment at the Closing of the Non-Competition Payment and other valuable consideration, ISP Investments, ISP Technologies, ISP Chemicals and their respective parent entities and subsidiaries and other Affiliates shall not, directly or indirectly, for a period commencing on the Closing Date and ending on the fifth

(5th) anniversary of the Closing Date, by ownership of securities or otherwise (except as a holder of less than five (5%) percent of any class of equity securities of any other entity, which class of securities shall have been registered under Section 12 of the Securities Exchange Act of 1934), manage, control, engage or actively participate in any business or activity that is competitive with the Business; provided, however, that, notwithstanding the foregoing, the Sellers and their respective parent entities and subsidiaries and other Affiliates shall not be prohibited from:

                (i) engaging in any of such activities as expressly contemplated under any of the Other Agreements or any other written agreement with Buyer or any of its Affiliates;

                (ii) acquiring, owning and operating any business after the Closing Date that includes operations the conduct of which would otherwise violate this Section 5.04(a), if Buyer consents in writing thereto (such consent not to be unreasonably withheld);

                (iii) acquiring, owning and operating any business (a "Target") after the Closing Date that includes operations the conduct of which would otherwise violate this Section 5.04(a) (the "Subject Operations"), if (A)(1) such Subject Operations accounted (as of the end of, and for, the last fiscal year of the Target immediately preceding the date of its acquisition by a Seller or its Affiliate) for less than twenty five (25%) percent of the aggregate gross revenues of the Target and (2) (unless Buyer consents in writing to such Seller or its Affiliate not complying with this clause (2), such consent not to be unreasonably withheld) such Seller or Affiliate uses its commercially reasonable best efforts to dispose of such Subject Operations as soon as practicable and in any event within 24 months following the consummation of such acquisition (and, if such Seller or Affiliate does not dispose of such Subject Operations within such 24-month period, it shall cause such Subject Operations to be permanently shut down and discontinued (or otherwise cease to violate this Section 5.04(a)) prior to the 30-month anniversary of the closing of such acquisition); provided, however, that the Sellers shall use commercially reasonable best efforts to ensure that any director, officer or key employee of the Sellers that, through his or her participation in the Business learned confidential information of the Business that is material to the Business, shall not participate in the Subject Operations until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) such time as he or she is no longer employed or retained by the Sellers; and

                (iv) engaging in arbitrage investments and similar transactions in connection with pending, publicly-announced business-combination transactions.

          Notwithstanding the foregoing, the provisions of this Section 5.04(a) shall not be applicable to the acquiring, acquired or successor Entity, or the surviving Entity of any merger or consolidation, in the event that any Seller or any of its respective parent entities or subsidiaries or other Affiliates is acquired (or all or substantially all of its assets is acquired), directly or indirectly, after the Closing Date by any Entity whose activities or operations include activities or operations described in the first paragraph of this
Section 5.04(a) (it being understood and agreed that, in the case of a merger or other business combination, a Seller or its respective parent entities or subsidiaries or other Affiliates shall be deemed "acquired" in the event that, following such merger or other business combination, more than fifty (50%) percent of the outstanding capital stock of the combined entity is owned by a party or parties other than the shareholders of International Specialty Products Inc. or any direct or indirect subsidiary of International Specialty Products Inc., as applicable, immediately prior to such merger or other business combination); provided, however, that the Sellers shall use commercially reasonable best efforts to ensure that any director, officer or key employee of the Sellers that, through his or her participation in the Business learned confidential information of the Business that is material to the Business, shall not participate in the operations of such entity that would otherwise violate this Section 5.04(a) until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) such time as he or she is no longer employed or retained by the Sellers or its successor Entity.

          (b) The Sellers acknowledge that a violation or threatened violation of any of the provisions of Section 5.04(a) hereof may result in Buyer sustaining irreparable harm, which result may not be fully redressed by the payment of damages to Buyer, and, therefore, in addition to any other remedies which Buyer may have under this Agreement or otherwise, Buyer shall be entitled to apply to any court of competent jurisdiction, at law or in equity, for an injunction enjoining or restraining any such violation, including rescission of any violative transaction. If for any reason any court of competent jurisdiction shall find any of the provisions of Section 5.04(a) hereof unreasonable in duration or in geographic scope or otherwise, the prohibitions contained herein shall be restricted to such time and geographic areas as such court determines to be reasonable and which reflects the intention of the parties hereto to the fullest extent permissible. Such restriction shall apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made.

          5.05. PUBLIC ANNOUNCEMENTS. Except as reasonably determined to be required by applicable law or the rules of any applicable stock exchange, neither Buyer nor the Sellers shall, nor shall they permit any of their respective Affiliates to, make any public announcement in respect of this Agreement, the Other Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed).

          5.06. CERTAIN TAX MATTERS. (a) The Sellers shall be responsible for and shall pay, when due, all Taxes relating to the U.S. Business up until and including the Closing Date, and Buyer shall be responsible for and shall pay all Taxes relating to the U.S. Business from and after the Closing Date.

          (b) The Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns of ISP Israel for all Tax periods ending on or prior to the Closing Date, and pay or cause to be paid, when due, all Taxes owing under such Tax Returns (except to the extent such Taxes were reserved for on the Interim Balance Sheet or accrued by ISP Israel in the ordinary course of business since the date of the Interim Balance Sheet).

          (c) Notwithstanding anything to the contrary contained in this Agreement or provided by applicable law, all sales or real property, stock or other transfer or similar taxes arising directly from the consummation of the transactions contemplated hereby shall be paid by the Sellers. The Sellers shall prepare and file all Tax Returns in connection with all such sales and transfer taxes. Buyer shall provide the Sellers, upon their request, not less than two
(2) Business Days prior to the Closing Date, in properly completed form, all exemption certificates with respect to such sales and transfer taxes that may be executed by Buyer under applicable law, including a multi-jurisdictional sales and use tax resale certificate with respect to Buyer's purchase of the Inventory.

          (d) From and after the Closing Date, the Sellers and Buyer shall cooperate with each other and provide each other with such assistance (including testimony) as reasonably may be requested by either of them in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to any liability for Taxes under this Agreement, or any claims for refunds. The party requesting assistance hereunder shall reimburse the party providing assistance for all reasonable third-party out-of-pocket expenses incurred in providing such assistance.

          5.07. OTHER AGREEMENTS. At the Closing, Buyer and each of the Sellers, to the extent that it is a party thereto, shall enter into, execute and deliver each of the Other Agreements.

          5.08. DISCHARGE OF RETAINED LIABILITIES. From and after the Closing, the Sellers shall pay, honor, perform or discharge the Retained Liabilities in accordance with their respective terms; provided, however, that nothing in this
Section 5.08 shall limit any claims or defenses any Seller may have against any party other than Buyer or its Affiliates.

          5.09. EMPLOYEES. (a) As soon as practicable after the date hereof and prior to the Closing, Buyer shall provide a written offer of employment (subject to the Closing) to each employee of the U.S. Business identified on Schedule 5.09(a) hereto, except for those employees identified by Buyer thereon ("Excepted Employees"), even if any such employee is on long-term disability, approved vacation, short-term sick days, approved leave of absence, short-term disability leave or otherwise not actively working. Buyer acknowledges and agrees that its identification of the Excepted Employees to whom it declines to offer employment will be determined in its sole discretion and that the Sellers had no part in such determination. Buyer agrees to offer each employee of the U.S. Business (other than the Excepted Employees) the same or a substantially similar position as he or she held with the Sellers immediately prior to the Closing Date and salary or hourly wages, as applicable, in amounts no less favorable than the salary or hourly wages, as applicable, paid to such employees immediately prior to the Closing Date at the same geographic location of employment. Buyer shall, as of the Closing, employ such employees of the U.S. Business who accept Buyer's offer of employment (the "Affected Employees") at their respective current geographic locations of employment. With respect to Affected Employees not actively working as of the Closing Date, Buyer shall employ them upon return to active employment. Nothing in this Agreement shall be construed to limit Buyer's ability to, at any time after the Closing Date, terminate, relocate, re-assign or otherwise change the terms and conditions of employment of any Affected Employee and/or employee of ISP Israel ("Israel Employees"). Buyer shall give the Affected Employees credit for all service with the Sellers or any of their Affiliates (and service credited by a Seller or any of its Affiliates), to the same extent as such service was credited for such purpose by a Seller or any of its Affiliates, under (i) all employee benefit plans (as such term is defined under Section 3(3) of ERISA), programs and policies of Buyer in which they become participants for purposes of eligibility and vesting (but not for purposes of benefit accrual other than as provided below), (ii) all severance plans applicable to Affected Employees for purposes of calculating the amount of each Affected Employee's severance benefits and
(iii) any other benefits that the Affected Employees shall be entitled to under applicable laws, rules or regulations. To the extent permissible under the terms thereof and applicable law, Buyer shall (A) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Buyer that such employees are eligible to participate in on the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Affected Employees immediately prior to the Closing Date, and (B) provide each Affected Employee with credit for any co-payments and deductibles paid (with respect to the plan year in which the Closing occurs) prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate on the Closing Date.

          (b) Buyer and its Affiliates shall not adopt or assume any liability or obligation or liability (direct or indirect) with respect to any Seller Benefit Plan other than an Israel Benefit Plan. Effective as of the Closing, Buyer shall cause each Affected Employee to be eligible to participate in the employee benefit plans, programs and arrangements maintained by Buyer and identified on Schedule 5.09(b) hereto, in accordance with the terms and conditions of such plans, programs, plans and arrangements, as applicable to Buyer's employees generally and as may be amended from time to time. The parties hereto acknowledge and agree that as of the Closing, the Affected Employees will cease accruing benefits under and shall cease participation in all of the Seller Benefit Plans (other than the Israel Benefit Plans).

          (c) The Sellers shall retain and be solely responsible for all liabilities and obligations arising out of or pertaining to the employment or termination of employment of the Affected Employees and the employees of ISP Israel, to the extent that such liabilities or obligations are based on or relate to events, omissions or actions of the Sellers or ISP Israel occurring or agreements (including severance, termination, retention or change of control agreements or arrangements that result in any payment, compensation or benefit, including, without limitation, cash or equity-related, owed to such individuals) entered into or adopted by the Sellers or ISP Israel on or prior to the Closing Date or as a result of or in connection with the transactions contemplated hereby. All such liabilities and obligations shall be Retained Liabilities. The Sellers shall further retain and be solely responsible for all liabilities and obligations arising out of or pertaining to the employment or termination of employment of all individuals employed by the Sellers in connection with the Business who are not offered positions of employment with Buyer or who do not accept Buyer's offer of employment, and all such liabilities and obligations shall be Retained Liabilities. The Sellers shall also honor, pay and be solely responsible for payment of all claims for any benefits accruing, or with respect to occurrences commencing, on or before the Closing under any Seller Benefit Plan (other than an Israel Benefit Plan), including, but not limited to, (A) hospital benefits for any confinements that commenced on or before the Closing, including any covered charges of health care professionals relating to such confinements; (B) short-term and long-term disability benefits, if any, for disabilities that commenced on or before the Closing for the period that each of such affected individuals remain disabled; (C) life and survivor income benefits, if any, for deaths that occur on or prior to the Closing; (D) all benefits that are being, or that may be, paid to, or with respect to, any of such employees who are on short or long-term disability, or medical, personal or other leaves of absence as of the Closing or who go on short or long-term disability, or medical, personal or other leaves of absence after the Closing as a result of any injury, illness or other factor occurring on or prior to the Closing pursuant to the terms of such plans as in effect immediately prior to the Closing (including any subsequent benefit increases); (E) benefits under any "spending account" or similar arrangement under any "cafeteria plan" (as defined in Section 125 of the Code) with respect to salary reduction elections made prior to the Closing; (F) workers' compensation liabilities; (G) accrued, unused vacation time and sick leave benefits; and (H) benefits under all other Seller Benefit Plans that accrue on or before the Closing.

          (d) On and after the Closing, Buyer shall be responsible for and assume any and all liability for all (i) notices, payments and benefits (including, without limitation, severance payments and payments pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local "plant closing" or "mass layoff" statute) due to any Affected Employees terminated by Buyer or any of its Affiliates on or after the Closing, including, without limitation, (A) pursuant to any applicable Employment Agreements, Buyer benefit plans or corporate policies or programs pertaining to payroll, severance pay, accrued vacation, fringe benefits and similar obligations or (B) as a result of the termination by Buyer or any of its Affiliates of any Affected Employee's employment after the Closing, and (ii) notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, United States Federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of any such Affected Employees by Buyer or its Affiliates on or after the Closing; in each case under clauses (i) and (ii), other than where termination results from a termination by a Seller or its Affiliates.

          (e) On and after the Closing Date, Buyer (or any plan maintained by Buyer or its Affiliates) shall, without cost to the Sellers or any of their respective Affiliates, offer continued health and medical coverage as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Federal, state or local law or ordinance to all Affected Employees (and their spouses, dependents and beneficiaries) with respect to whom a

"qualifying event" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under applicable Federal, state or local laws or ordinances occurs with respect to any plan maintained by Buyer after the Closing Date.

          (f) Buyer shall bear, and shall indemnify, defend and hold harmless the Sellers and their Affiliates and their respective directors, officers, employees, representatives and agents from, against and in respect of any and all losses, damages, expenses (including reasonable attorneys' fees), judgments and other liabilities arising from or relating to the Affected Employees or Israel Employees with respect to events arising after the Closing, including, but not limited to (i) the termination by Buyer or its Affiliates of any Affected Employee or any Israel Employee after the Closing Date, (ii) the modification of the terms of employment of any Affected Employee or Israel Employee, or any of the benefits received by any Affected Employee or Israel Employee, after the Closing, (iii) any claim made by any Affected Employee or Israel Employee for severance payments arising after the Closing or (iv) any suit or claim (including, without limitation, by any administrative or governmental agency) brought against any party indemnified under this Section 5.09(f) alleging the violation of any applicable employment or labor law by Buyer or any of its Affiliates which occurred on or after the Closing; provided, however, that nothing in this Section 5.09(f) shall be construed to cause any person or entity other than the Sellers to be responsible for the obligations set forth in Section 5.09(c) hereof.

          (g) As soon as practicable after the Closing and effective as of the Closing, the Affected Employees who were covered by the savings plan entitled "Capital Accumulation Plan for Employees of GAFMC and ISP", a copy of which was previously delivered to Buyer (the "Seller Savings Plan") prior to the Closing Date shall be eligible to participate in Buyer's 401(k) Plan, in accordance with its terms and conditions (the "Buyer Savings Plan"). Buyer shall cause the Buyer Savings Plan to count for purposes of eligibility and vesting all service of the Affected Employees that was counted for such purposes under the Seller Savings Plan. The Sellers shall promptly provide Buyer with a copy of the most recently issued determination letter from the U.S. Internal Revenue Service regarding the Seller Savings Plan.

          (h) Representatives of Buyer shall be entitled to hold an initial meeting with the employees of the Business in each jurisdiction upon reasonable notice to the Sellers to explain and answer questions about the conditions, policies and benefits of employment under Buyer. Thereafter, until the Closing, the Sellers shall reasonably cooperate with Buyer in communicating to the employees of the Business any additional information concerning employment under Buyer that such employees may seek, or that Buyer may desire to provide, and during normal working hours shall allow such additional meetings by representatives of Buyer with such employees as Buyer may reasonably request. The Sellers shall be entitled to have one or more representatives attend all such meetings.

          (i) To the extent that the Closing does not coincide with the end of any of the Sellers' payroll periods, the Sellers shall be responsible to pay all payroll and related taxes and benefit payments and contributions for all

Affected Employees for such portion of such payroll period that shall occur prior to the Closing, and Buyer shall be responsible to pay all payroll and related taxes and any benefit payments and contributions for all Affected Employees hired by Buyer for such portion of such payroll period that shall occur following the Closing.

          (j) The Sellers agree, if requested by Buyer, to cooperate on a reasonable basis, to the extent permitted by applicable law, with Buyer's application to designate Buyer (or its designee) as successor employer to the Business for purposes of unemployment insurance, payroll tax or contribution ratings and payroll credits pursuant to state and Federal law and/or worker's compensation contribution premium ratings pursuant to applicable state law. The Sellers shall, to the extent Buyer provided them with a reasonable opportunity to comply, supply Buyer (or its designee) in a timely fashion with any payroll or other account data as may be necessary or appropriate to make application for the transfer of the Sellers' ratings, payroll credits and premium ratings as an employer subject to unemployment compensation laws and/or workers' compensation laws with any Governmental Entity. Buyer agrees, if requested by the Sellers, to utilize the alternate procedure for furnishing Forms W-2 set forth in Rev. Proc. 96-30.

          (k) As of the Closing, Buyer undertakes to cause ISP Israel to continue the employment of the ISP Israel employees under the same terms as before the Closing.

          5.10. USE OF ISP NAME; ETC. Promptly, and in any event within 10 days, following the Closing Date, Buyer shall deliver to the Sellers evidence confirming that the corporate name of ISP Israel has been changed to a name that does not include the term "International Specialty Products" or "ISP" or any derivation thereof. Buyer shall not, and shall not permit any of its Affiliates (including, from and after the Closing Date, ISP Israel) to, use the names "International Specialty Products" or "ISP" or the International Specialty Products or ISP trademarks or logo, or any derivation, similar variation or simulation thereof, in any business, activity, promotional materials, or other manner, or in connection with any product or service, without the Sellers' specific prior written consent. Without limiting the foregoing, promptly, and in any event within 10 days following the Closing Date, Buyer shall remove from each Real Property all signage containing the names "International Specialty Products" or "ISP", or any ISP trademarks or logos, or any derivation, variation or simulation thereof. Notwithstanding the foregoing, Buyer may, for a period of up to 120 days following the Closing Date, sell and/or distribute any products containing the names or marks "International Specialty Products" or "ISP"; provided, that Buyer will use commercially reasonable best efforts during such period to cover the name "ISP" or "International Specialty Products" and any related marks or logos through use of additional labels, stickers or otherwise to indicate that Buyer, and not "ISP" or "International Specialty Products", is the seller and/or distributor of any of such products.

          5.11. TITLE INSURANCE. The Sellers shall obtain good and valid, irrevocable ALTA title insurance commitments (collectively, the "Title Commitments"), in final form, from Chicago Title Insurance Company (the "Title Company"), irrevocably committing the Title Company (subject only to the satisfaction of any reasonable requirements contained in the Title Commitments) to issuing ALTA form title insurance policies (collectively, the "Title Policies") insuring, in the amounts that Buyer reasonably requests prior to Closing good, valid, marketable, indefeasible fee simple title to each parcel of the Owned Real Property, in Buyer, subject to no Liens or other rights of occupancy or use for all or any portion thereof, options, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments or other matters affecting title or other exceptions to title other than: (i) ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession except if same constitute Permitted Closing Liens) and (ii) the Permitted Closing Liens. The Title Commitments shall be effective as of a date occurring not earlier than the date of this Agreement and the effective date thereof shall be brought down to the Closing Date. The Title Policies shall include such standard endorsements thereto as may reasonably be requested by Buyer, including, without limitation, access and zoning endorsements, in form and substance acceptable to Buyer. On or prior to the Closing Date, the Sellers shall execute and deliver, or cause to be executed and delivered, to the Title Company any reasonable title affidavits reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies. The Sellers shall pay all premiums and other charges for such Title Policies and Title Commitments, including the cost of any endorsements thereto.

          5.12. SURVEY. Buyer acknowledges that the Sellers have delivered to Buyer a copy of that certain survey of the Owned Real Property prepared by DLZ Ohio, Inc. and certified as of November 13, 2001 (the "Survey"). The Sellers shall reasonably cooperate, at no expense to the Sellers, in causing the Survey to be certified to Buyer, the Title Company and Buyer's lender(s) and shall comply, at no expense to the Sellers, with any requirements imposed by the Title Company as a condition to the removal of any survey exception from the general (but not specific) exemptions to the Title Policies.

          5.13. CONFIDENTIALITY. For a period of five (5) years from and after the Closing Date, each of the Sellers shall treat and hold as confidential all confidential information relating exclusively to the operations or affairs of the Business. Without limiting the foregoing, each of the Sellers shall not, and shall cause each of its Affiliates not to, disclose any such confidential information to any Entity (except, as consistent with the Sellers past practices, to such Entity's employees, auditors, counsel, other professional advisors or its Affiliates) or make use of or exploit any such confidential information for its own purposes or for the benefit of any other Entity. In the event that any Seller or its Affiliate is required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable law) to disclose any such confidential information, then such Seller will promptly notify Buyer of the requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.13. If, in the absence of a protective order or receipt of a waiver hereunder, the Sellers or any of their respective Affiliates are, on the advice of counsel, compelled to disclose such confidential information, the Sellers or such Affiliate may so disclose the confidential information; provided, however, that the Sellers or the Affiliate, as the case may be, will use all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such confidential information. The provisions of this Section 5.13 will not be deemed to prohibit the disclosure by the Sellers of confidential information relating to the operations or affairs of the Business and any other operations or affairs relating to the Business with Buyer's consent or to the extent reasonably and directly required
(i) to prepare or complete any required Tax Returns or financial statements,
(ii) in connection with reports, statements, testimony audits or other proceedings before, by or on behalf of a Governmental Entity, (iii) in connection with any insurance or benefits claims, (iv) to comply with any applicable laws, (v) to prosecute or defend any suit, claim (including in connection with this Agreement) or other litigation, or in response to any summons or subpoena, or (vi) to provide services to Buyer in accordance with the terms and conditions of this Agreement or any Other Agreement. The provisions of this Section 5.13 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the Sellers, (y) is or becomes available to the Sellers or any of their respective Affiliates on a non-confidential basis from a source that, to knowledge of the Sellers, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is or has been independently developed by the Sellers (other than in connection with the Business).

          5.14. NON-INTERFERENCE. From the Closing Date until the third (3rd) anniversary of the Closing Date, (i) each of the Sellers shall not, without Buyer's consent, hire or recruit any employee of Buyer (including any Affected Employee) or solicit or induce, or attempt to solicit or induce, any employee of Buyer to terminate his/her employment with, or otherwise cease his/her relationship with Buyer (including any Affected Employee), and (ii) Buyer shall not, without the prior consent of the applicable Seller, hire or recruit any employee of a Seller or solicit or induce, or attempt to solicit or induce, any employee of a Seller, except for any Affected Employee, to terminate his/her employment with, or otherwise cease his/her relationship with, such Seller; provided, that neither any Seller nor Buyer shall be prohibited from hiring any employee of any Seller or Buyer, as applicable, who initiates contact with a Seller or Buyer, as the case may be, in response to a general published solicitation.

          5.15. RIGHT OF ENFORCEMENT AND SETTLEMENT. (a) Subject to Article IX hereof, from and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of all Assumed Liabilities and the right to commence, conduct and control all negotiations and legal proceedings with respect thereto. The Sellers hereby agree to cooperate with Buyer in any manner reasonably requested by Buyer involving the defense, settlement or other disposition of any Assumed Liabilities.

          (b) Subject to Article IX hereof, from and after the Closing, the Sellers shall have complete control over the payment, settlement or other disposition of all Retained Liabilities and the right to commence, conduct and control all negotiations and legal proceedings with respect thereto. Buyer hereby agrees to cooperate with the Sellers in any manner reasonably requested by the Sellers involving the defense, settlement or other disposition of any Retained Liabilities.

          5.16. COOPERATION. The Sellers shall, and shall cause their accountants to, reasonably cooperate with Buyer (at Buyer's expense) in connection with any reasonable audit of the financial statements of the Business that are reasonably requested by Buyer to be included in a Form 8-K to be filed pursuant to the Securities and Exchange Act of 1934 in connection with the transactions contemplated hereby and the Sellers shall, upon request from Buyer, provide Buyer with unaudited financial statements of the Business for the 12-month period ending December 31, 2001 as soon as reasonably practicable, it being understood that the Sellers make no representations or warranties hereunder in respect of such audit or financial statements, except to the extent set forth in Section 3.03 hereof. In addition, the Sellers shall reasonably make their personnel and accountants available, at Buyer's cost, in connection with the preparation of such audit and financial statements.

          5.17. FIRPTA CERTIFICATE. At or prior to Closing, ISP Chemicals shall deliver a FIRPTA certificate, executed by a duly authorized representative of ISP Chemicals.

          5.18 SUPPLEMENTAL DISCLOSURE. (a) The Sellers agree that, with respect to the representations and warranties made by them in this Agreement, they will have a continuing obligation up to the Closing to promptly supplement and/or amend the Schedules to this Agreement, with respect to any matter hereafter arising or discovered of which the Sellers become aware prior to the Closing that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement. No such supplemented or amended Schedule shall be deemed to cure any breach of representation or warranty for any purpose or limit or otherwise affect the remedies available hereunder if the Closing does not occur as a result of such breach. If, however, the Closing occurs, any such supplement or amendment of any Schedule shall be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed by reason of the party(ies) not having made such supplement or amendment.

          (b) In addition, the Sellers shall promptly supplement and/or amend the Schedules to this Agreement to reflect any event or condition that occurs after the date hereof until the Closing of which the Sellers become aware prior to Closing that, had it existed on the date hereof, would have caused any of the representations and warranties of the Sellers contained herein to be incorrect in any material respect (or would have caused representations and warranties that are subject to materiality standards or qualifications to be incorrect in any respect and without giving effect to any knowledge qualifier). The addition of any such information to the Schedules to this Agreement shall not affect the condition to Buyer's obligation set forth in Section 6.01 hereof; provided, however, that the disclosure of such information shall not alter or diminish the indemnification obligations of the Sellers set forth in Section 9.02(a)(i) hereof and the Closing shall not cure or correct any such deemed breach of representation or warranty referred to in the first sentence of this Section 5.18(b).

          (c) Prior to the Closing, Buyer shall disclose promptly to the Sellers any discovery by it of a breach of any representation or warranty made by the Sellers herein.

          5.19 ADDITIONAL COVENANTS OF BUYER. Buyer shall, subject to the last proviso of Section 6.04 hereof, use its best efforts to (a) cause the Registration Statement to be declared effective by the SEC (including, without limitation, by filing such amendments and supplements thereto, and responding to comments of, and providing such additional information as requested by, the SEC in connection therewith), (b) consummate the Equity Financing and (c) cause all conditions within its control to the consummation of the Credit Facility to be satisfied (and remain satisfied through the Closing Date), in each case under clauses (a), (b) and (c), as promptly as practicable following the date of this Agreement. Without limiting the foregoing, Buyer shall use its best efforts to avoid the entry of any suspension, stop order or similar proceeding in respect of the Registration Statement (or, if one is entered, to have it rescinded as promptly as practicable). Buyer shall (i) keep the Sellers apprised on a timely basis of the status of the Registration Statement, the Equity Financing and the Credit Facility, and promptly notify Sellers of any developments relating thereto (including, without limitation, Buyer being aware of any event or circumstance that could cause any of the conditions thereunder (or hereunder relating thereto) not to be satisfied), and (ii) deliver to the Sellers true and complete copies of any amendment to or modification of any of the documents referred to in Section 4.06 hereof promptly upon Buyer's receipt thereof.

          5.20 EXCLUDED INVENTORY. From and after the Closing, at the Sellers' written request Buyer shall, at no charge to the Sellers and in a commercially reasonable manner, store the inventory described on Schedule 1.01(y) hereto (the "Excluded Inventory") at the Facility and maintain and protect the Excluded Inventory in substantially the same manner as Buyer maintains and protects similar items of tangible property located at the Facility. From time to time following the Closing, Buyer shall ship (at the Sellers' expense) items of the Excluded Inventory in such manner and to such locations as the Sellers may reasonably direct in writing. Buyer shall use commercially reasonably efforts to not permit any Lien arising by or through Buyer to attach or encumber the Excluded Inventory. The Sellers shall bear any risk of loss in respect of the Excluded Inventory.

          5.21 CUSTOMER CONFIDENTIALITY. With respect to any Assumed Contract that any of the Sellers have entered into with any of their respective customers and that requires the consent of such customer to the assignment of such Contract, Buyer shall ensure that any confidential information provided by such customer to the Sellers or Buyer, as the case may be, shall continue to be held confidentially such that no Buyer Entities or Buyer personnel involved in the research, development, manufacture and/or sale of any generic drugs shall have access to such confidential information.


                                   ARTICLE VI

                   CONDITIONS TO OBLIGATION OF BUYER TO CLOSE

          The obligation of Buyer under this Agreement to consummate the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing Date, any one or more of which may be waived in writing by Buyer in its sole discretion to the extent permitted by applicable law:

          6.01. REPRESENTATIONS AND WARRANTIES; NO MATERIAL ADVERSE EFFECT. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement (except for such representations and warranties which (a) are made expressly as of an earlier specified date or period, which shall have been true and correct in all material respects as of such specified date or period and (b) are subject to materiality standards or qualifications, which representations and warranties shall have been true and correct in all respects as of the date of this Agreement). Between December 28, 2001 and the Closing Date, no event shall have occurred that has had a Material Adverse Effect. Buyer shall have received a certificate dated as of the Closing Date executed by an executive officer of each of the Sellers certifying as to the foregoing.

          6.02. COMPLIANCE WITH COVENANTS. The Sellers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date executed by an executive officer of each of the Sellers certifying as to the foregoing.

          6.03. CONSENT AND APPROVALS. All filings with, or approvals of, the Israeli Chief Scientist and Israel Investment Center necessary to permit consummation of the transactions contemplated hereby shall have been made or obtained; any applicable waiting period mandated in respect of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated without adverse action by any Governmental Entity with respect thereto; and no injunction prohibiting or materially restricting the consummation of the transactions contemplated hereby shall have been issued by any Governmental Entity and be in force.

          6.04. NO BUYER MATERIAL ADVERSE CHANGE. Between December 28, 2001 and the earlier of (a) such time as Buyer shall have consummated an Equity Financing and (b) 5:00 p.m., New York City time, on the eighth (8th) Business Day immediately following the date on which the Registration Statement shall have been declared effective by the SEC (the earlier of the times described in clauses (a) and (b) being the "Special Condition Fall-Away Time"), no Buyer MAC (as defined below) shall have occurred. Notwithstanding the foregoing, it is understood and agreed that the condition set forth in this Section 6.04 shall be deemed satisfied as of (and, accordingly, such condition shall expire and be of no force or effect from and after) the Special Condition Fall-Away Time, and as of and from and after the Special Condition Fall-Away Time the only conditions to Buyer's obligations shall be those expressly set forth in Sections 6.01, 6.02, 6.03, 6.06, 6.07 and 6.08 hereof. As used above, the term "Buyer MAC" shall mean that at any time after the date of this Agreement and prior to the Special Condition Fall-Away Time, it shall be reasonably determined that there shall have occurred a material adverse change in the assets, business, operations, condition (financial or otherwise) or prospects (without giving effect to the Business or the consummation of the transactions contemplated hereby) of Buyer and its subsidiaries taken as a whole that has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Equity Financing or the transactions contemplated by the Credit Facility at such time; provided, however, that the following shall not be considered in determining whether a Buyer MAC shall have occurred: (1) any fact, event, development, circumstance, condition or state of affairs of which Buyer had knowledge as of the date of this Agreement, (2) changes (or the effects of changes), in and of themselves, in the trading or market prices of Buyer's securities or (3) changes, in and of themselves, attributable to this Agreement, the transactions contemplated thereby or the announcement or other disclosure thereof; provided, further, that if the SEC were to issue comments or impose requirements in respect of the Registration Statement which, if addressed or implemented by Buyer, would require a significant restatement or amendment of Buyer's financial statements and such restatement or amendment could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Equity Financing, such an occurrence shall be deemed a Buyer MAC.

          6.05 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and eight (8) Business Days shall have elapsed since the date of such declaration of effectiveness without any order of suspension thereof being issued by the SEC. Notwithstanding the foregoing, it is understood and agreed that the condition set forth in this Section 6.05 shall be deemed satisfied as of (and, accordingly, such condition shall expire and be of no force or effect from and after) the Special Condition Fall-Away Time, and as of and from and after the Special Condition Fall-Away Time the only conditions to Buyer's obligations shall be those expressly set forth in Sections 6.01, 6.02, 6.03, 6.06, 6.07 and 6.08 hereof.

          6.06 TRANSFER OF ENVIRONMENTAL PERMITS. All material Permits (including, without limitation, any permits in respect of air contaminant sources) required under Environmental Laws to operate the Business in substantially the same manner as it was operated as of the date hereof shall have been transferred to Buyer, or Buyer shall have received from each appropriate Governmental Entity new Permits necessary under Environmental Laws to, or reasonably satisfactory assurances from each such Governmental Entity that it shall be able to, operate the Business in substantially the same manner as it was operated as of the date hereof.

          6.07 MARKET CONDITION. There shall not have occurred any disruption or adverse change, as determined by any of the Lenders in its sole discretion, in the financial or capital markets generally, or in the markets for bridge loans, high-yield debt or equity securities in particular or affecting the syndication or funding of bridge loans (or the refinancing thereof) that may have any adverse impact on the ability to syndicate the Bridge Loans or to sell or place the Permanent Financing.

          6.08 CUSTOMER CONSENTS. The Sellers shall have obtained the consent of the non-Seller party to the Assumed Contract listed as Item D.3 on Schedule 3.09(b) hereto to the assignment of such contract and delivered a written copy of such consent to Buyer.

                                   ARTICLE VII

                CONDITIONS TO OBLIGATION OF THE SELLERS TO CLOSE

          The obligation of the Sellers under this Agreement to consummate the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing Date, any one or more of which may be waived in writing by the Sellers in their sole discretion to the extent permitted by applicable law:

          7.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement (except for such representations and warranties which (a) are made expressly as of an earlier specified date or period, which shall have been true and correct in all material respects as of such specified date or period and (b) are subject to materiality standards or qualifications, which representations and warranties shall have been true and correct in all respects as of the date of this Agreement). The Sellers shall have received a certificate dated as of the Closing Date executed by an executive officer of Buyer certifying as to the foregoing.

          7.02. COMPLIANCE WITH COVENANTS. Buyer shall have performed in all material respects all covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing Date, and the Sellers shall have received a certificate dated as of the Closing Date executed by an executive officer of Buyer certifying as to the foregoing.

          7.03. CONSENT AND APPROVALS. All filings with, or approvals of, the Israeli Chief Scientist and Israel Investment Center necessary to permit consummation of the transactions contemplated hereby shall have been made or obtained; any applicable waiting period mandated in respect of the transactions contemplated hereby under the HSR Act shall have expired or been terminated without adverse action by any Governmental Entity with respect thereto; and no injunction prohibiting or materially restricting the consummation of the transactions contemplated hereby shall have been issued by any Governmental Entity and be in force.


                                  ARTICLE VIII

                                   TERMINATION

          8.01. TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date as follows:

          (a) by mutual written agreement of the Sellers and Buyer;

          (b) by Buyer upon a breach of any representation or warranty of the Sellers or any covenant or agreement of the Sellers set forth in this Agreement such that any of the conditions set forth in Article VI hereof would not be satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall only be available to Buyer after the Sellers have received from Buyer written notice of such breach and a reasonable opportunity (of not less than 10 Business Days) to cure (to the extent curable) the same;

          (c) by the Sellers upon a breach of any representation or warranty of Buyer or any covenant or agreement of Buyer set forth in this Agreement such that the conditions set forth in Article VII hereof would not be satisfied; provided, however, that the right to terminate this Agreement pursuant to this
Section 8.01(c) shall only be available to the Sellers after Buyer has received from a Seller written notice of such breach and a reasonable opportunity (of not less than 10 Business Days) to cure (to the extent curable) the same;

          (d) by the Sellers or by Buyer, at any time after April 30, 2002, if the Closing has not occurred on or before April 30, 2002 for any reason; provided, however, that the right to terminate this Agreement pursuant to this
Section 8.01(d) shall not be available to Buyer, in the case of a breach of this Agreement by Buyer, or to the Sellers, in the case of a breach of this Agreement by the Sellers, where such breach has been the cause of, or resulted in, the failure of the Closing to occur by such date; or

          (e) by the Sellers if the Registration Statement shall not have been declared effective by the SEC on or prior to February 28, 2002.

          8.02. EFFECT OF TERMINATION. In the event this Agreement is validly terminated pursuant to the provisions of this Article VIII, except as set forth below, this Agreement shall forthwith become wholly void and of no force and effect and there shall be no liability or obligation on the part of the parties hereto (or any of their respective officers, directors, employees, agents or Affiliates), except that the provisions of this Section 8.02, the provisions of Sections 5.05, 10.01, 10.08 and 10.11 hereof and the Confidentiality Agreement shall continue to apply following any such termination, and nothing contained herein shall relieve any party hereto from liability for any material breach or inaccuracy of its representations and warranties or breach of its covenants or agreements contained in this Agreement prior to such termination and the Threshold Amount referred to in Section 9.04(a) hereof shall not apply in such event.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

          9.01. SURVIVAL OF REPRESENTATIONS AND COVENANTS. Each representation and warranty made by any party to this Agreement (including pursuant to any certificates delivered pursuant to Article VI or Article VII hereof) shall


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

survive the Closing for a period ending on the date 18 months immediately following the Closing Date, except that the representations and warranties contained in (i) Section 3.08 hereof shall survive until 30 days after expiration of the applicable statute of limitations, (ii) clauses (a), (e), (f) and (g) of Section 3.12 hereof shall survive the Closing until the fifth anniversary of the Closing Date, (iii) the first, second and third sentences of
Section 3.05(a) hereof, the first sentence of Section 3.05(b) hereof, Section 3.05(e) hereof, the first sentence of Section 3.06(b) hereof and clauses (b),
(c) and (d) of Section 3.12 hereof shall survive the Closing indefinitely, and
(iv) Section 3.05(d) (other than the first and second sentences thereof) and
Section 3.03 (only insofar as it relates to inventory) shall survive until the determination of the Final Inventory Value, as provided in Section 2.02(e) hereof. As of the respective expiration dates applicable thereto set forth above, each such representation and warranty shall expire and be of no further force and effect, except that any representation or warranty which is the subject of a claim or dispute that was properly asserted in writing in accordance with this Article IX prior to the applicable expiration date provided above shall survive with respect to such claim or dispute until the resolution thereof. The covenants and agreements made by any party pursuant to this Agreement shall survive the Closing for 18 months, unless a longer period is specifically set forth in such covenant or agreement.

          9.02. INDEMNIFICATION. (a) Sellers' Agreement to Indemnify. Subject to the terms and conditions of this Article IX, the Sellers hereby agree to jointly and severally indemnify, defend and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and permitted assigns (the "Buyer Group"), from and against, and pay and/or reimburse them for, any and all claims, whether or not the result of a Third Party Claim, and any and all losses, claims, liabilities and damages (but excluding indirect damages, lost profits or punitive damages), and reasonable and documented costs and expenses (including reasonable attorneys' fees and reasonable costs of collection hereunder) (collectively, "Damages"), incurred by any of the Buyer Group to the extent arising from or attributable to (i) the breach of any representation or warranty of the Sellers contained in this Agreement or the Other Agreements (other than those that have expired as provided herein or therein); provided, however, that in determining whether any such breach exists, such representations and warranties shall be deemed also to have been made as of the Closing Date and irrespective of any supplemented or amended disclosure made pursuant to Section 5.18 hereof; provided, further, that if the Sellers shall become aware prior to the Closing that any representation or warranty made by the Sellers that is subject to a knowledge standard would not be true and correct as of the date hereof were such knowledge standard removed, such representation and warranty shall be deemed to have been breached for purposes of this Section 9.02(a)(i); (ii) any breach of any covenant or agreement of the Sellers contained in this Agreement or the Other Agreements; (iii) the Retained Liabilities (including any liability imposed, by operation of law or otherwise, on Buyer (as successor to or transferee of the U.S. Business) directly in respect of pre-Closing actions or omissions of the Sellers or conditions existing as of the Closing at the Facility, but in each case, only to the extent such liabilities are not Assumed Liabilities); or (iv) any breach or non-compliance with applicable bulk sales or similar laws in connection with the transactions contemplated hereby. Claims by any of the Buyer Group under this
Section 9.02 are referred to individually as a "Buyer Claim" or collectively, as

"Buyer Claims." Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any Other Agreement:

                  (A) Buyer's sole remedy in respect of any actual or alleged breach of the representations set forth in Section 3.05(d) (other than the first and second sentences thereof) or Section 3.03 (only to the extent relating to inventory) shall be limited to the procedures set forth in Section 2.02 hereof relating to the adjustment of the Inventory Purchase Price;

                  (B) in respect of any Buyer Claim under this Section 9.02(a) relating to a breach or alleged breach of any representation or warranty contained in Section 3.12 hereof (other than clauses (c) and (d) thereof), in each case notice in respect of which Buyer Claim is given in accordance with Section 9.03 hereof after the fifth anniversary of the Closing Date, there shall be a factual presumption that all Hazardous Substances that allegedly give rise to such Buyer Claim were disposed of or released by Buyer; and

                  (C) for purposes of this Article IX and Section 5.08 hereof only, Environmental Claims of any nature shall not be treated as Retained Liabilities and, accordingly, Buyer's sole remedy in respect of Environmental Claims shall be limited to claims for indemnification under Section 9.02(a)(i) hereof in respect of Damages incurred by any of the Buyer Group to the extent arising from or attributable to a breach of the representations and warranties set forth in Section 3.12 hereof, and subject to all limitations applicable to indemnification under Section 9.02(a)(i) hereof set forth in this Article IX; provided, however, that the foregoing shall not limit Buyer's right, in respect of Third Party Claims, to assert that any such Environmental Claims are not liabilities assumed by Buyer hereunder.

          (b) BUYER'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions of this Article IX, Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their respective officers, directors, employees, Affiliates, successors and permitted assigns (the "Seller Group"), from and against, and pay and/or reimburse them for, any and all Damages incurred by any of the Seller Group to the extent arising from or attributable to (i) the breach of any representation or warranty of Buyer contained in this Agreement or the Other Agreements (other than those that have expired as provided herein or therein); (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or the Other Agreements; (iii) any liability or obligation of the Seller Group arising in connection with the Business, to the extent they are directly based upon or directly related to actions or omissions of Buyer that shall have occurred following the Closing; or (iv) the Assumed Liabilities. Claims by any of the Seller Group under this Section 9.02 are referred to individually as a "Seller Claim" or collectively, as "Seller Claims."

          (c) TAX TREATMENT OF INDEMNIFICATION PAYMENTS. The Sellers and Buyer agree to treat any indemnity payment made under this Article IX as an adjustment to the Purchase Price for income tax purposes. Any such Purchase Price adjustment shall, to the maximum extent possible, be allocated to the assets or property acquired to which such adjustment relates.

          9.03. PROCEDURES FOR INDEMNIFICATION. (a) In order for a member of the Buyer Group or Seller Group, as the case may be, to be entitled to indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by a third-party (a "Third Party Claim"), such indemnified party must notify the indemnifying parties in writing, and in reasonable detail, of the Third Party Claim within ten (10) days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that the failure to provide timely and proper notice shall not limit the indemnification provided hereunder except that the indemnification hereunder shall be reduced by the financial effect, if any, of such failure (except that an indemnifying party shall not be liable for any expenses incurred during the period following such 10-day period in which the indemnified party failed to give such notice). Thereafter, (i) the indemnified party shall promptly deliver to the indemnifying parties (A) copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim and (B) all available information and documentation necessary to support and verify the claim asserted, and (ii) the indemnifying parties shall be given reasonable access to the books and records in the possession or control of the indemnified party or any of its Affiliates which any indemnifying party reasonably determines to be related to, or reasonably necessary in the defense of, such Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying parties will be entitled, at their own cost and expense, to participate in the defense thereof and, if they so choose, to assume the defense thereof with counsel reasonably selected by the indemnifying parties. If an indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by the indemnifying parties, it being understood that the indemnifying parties shall control such defense and will not be liable to the indemnified party for any legal expenses incurred by the indemnified party subsequent to the assumption by an indemnifying party of the defense; provided, however, that the indemnifying parties shall be liable for the reasonable fees of separate counsel for the indemnified party (which counsel shall be reasonably acceptable to the indemnifying parties) if, in the reasonable opinion of outside counsel for the indemnified party (which counsel and opinion shall be reasonably acceptable to the indemnifying parties), representation of the indemnifying parties and the indemnified party in such matter by one counsel would create a conflict of interest such that representation of the indemnifying parties and the indemnified party in such matter by separate counsel is required under applicable ethical rules governing legal representation. In any event, an indemnifying party shall not be liable under this Agreement for the fees and expenses of more than one firm of counsel employed by (and representing all) the indemnified parties. Whether or not an indemnifying party chooses to assume the defense of any Third Party Claim, all the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith. If an indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, and the indemnified party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim; provided, however, that the indemnifying party shall be authorized to so consent only if (A) it shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (B) it shall not encumber any of the assets of any indemnified party or agree to any significant restriction or condition that would apply to such indemnified party or to the conduct of that indemnified party's business; (C) it shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of each indemnified party; and (D) such settlement or judgment shall not require any (x) admission of liability, fault or wrongdoing by any indemnified party or impose any significant non-monetary obligation on any indemnified party (such as, by way of example, and not in limitation, injunctive relief) or (y) admission or statement that could reasonably be expected to materially impair, disparage or otherwise adversely affect the business reputation of the indemnified party. Except to the extent of the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any indemnifying party or indemnified party without the express prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Whether or not an indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying parties' prior written consent (which consent shall not be unreasonably withheld or delayed).

          9.04. LIMITATIONS. (a) Except with respect to any breaches of Section
3.11 hereof, Section 4.05 hereof, the first, second and third sentences of
Section 3.05(a) hereof, the first sentence of each of Sections 3.05(b) and 3.06(b) hereof, Section 3.05(e) hereof, Section 3.12 hereof, the first sentence of 3.18(a) hereof and/or the third sentence of Section 3.14(a) hereof (collectively, the "Excepted Breaches"), (x) neither Buyer Group nor Seller Group may, subject to Section 8.02 hereof, assert any Buyer Claims or Seller Claims with respect to Damages under Section 9.02(a)(i) hereof or Section 9.02(b)(i) hereof, as the case may be, until the aggregate amount of such Buyer Claims or Seller Claims, as the case may be, for which the Sellers or Buyer, respectively, are required to indemnify hereunder exceeds $2,000,000 (the "Threshold Amount"), and (y) once the aggregate amount of Buyer Claims under
Section 9.02(a)(i) hereof or Seller Claims under Section 9.02(b)(i) hereof, as the case may be, for which a party is required to indemnify hereunder, exceeds the Threshold Amount, then the indemnified party shall, subject to the following provisos, be entitled to recover from the indemnifying parties the entire amount of such Buyer Claims or Seller Claims, as the case may be, including the Threshold Amount (provided that with respect to any Excepted Breaches, all Damages, irrespective of the Threshold Amount, shall be recoverable); provided, however, that (i) the aggregate liability of Buyer with respect to Damages under
Section 9.02(b)(i) hereof shall not exceed $25,000,000 and (ii) the aggregate liability of the Sellers with respect to Damages under Section 9.02(a)(i) hereof (other than in respect of breaches of representations and warranties provided in Section 3.12 hereof) shall not exceed $25,000,000 and the aggregate liability of the Sellers with respect to Damages under Section 9.02(a)(i), including breaches of representations and warranties provided in Section 3.12 hereof, shall not exceed $30,000,000.

         Notwithstanding the foregoing, Buyer shall bear the costs of building a structure designed to cover any hazardous material drums located at the Facility, which costs shall be specifically excluded from the indemnification provisions hereof; provided, however, that Buyer's agreement to bear such costs shall in no other way limit or diminish Buyer's ability to seek indemnification hereunder.

          (b) Except (x) for the right to seek to specifically enforce the covenants under this Agreement and the Other Agreements, (y) as specifically provided in this Agreement or the Other Agreements and (z) for remedies that cannot be waived as a matter of law, the sole and exclusive remedy of the Buyer Group and the Seller Group for breaches of the representations, warranties, covenants and agreements contained in this Agreement and in the Other Agreements (other than the Supply Agreement), or any certificate delivered pursuant hereto or thereto, shall be limited to the indemnification rights set forth in this
Article IX.

          (c) The amount of any Damages sustained by an indemnified party shall be reduced by (i) any amount actually received by such party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (ii) the amount of any other monetary benefit realized by an indemnified party directly relating thereto. Any indemnified party under this Agreement shall use reasonable best efforts to collect any amounts available under such insurance coverage and from such other allegedly responsible parties (including, without limitation, pursuant to the Indemnification Agreement). If an indemnified party realizes or receives an amount under insurance coverage or from such other party with respect to Damages sustained at any time subsequent to any indemnification provided pursuant to this Article IX, then such indemnified party shall promptly reimburse the applicable indemnifying party for any payment made or expense incurred by such indemnifying party in connection with providing such indemnification up to such amount realized or received by the indemnified party. Each indemnified party shall take reasonable steps to mitigate any Damages upon becoming aware of any event, circumstance or condition that would reasonably be expected to give rise to Damages indemnifiable hereunder.

          (d) Indemnifiable Damages under Section 9.02(a)(i) hereof arising from breaches of the representations and warranties in Section 3.12 hereof shall be limited to the most cost-effective solution required to comply with applicable Environmental Laws and the least stringent applicable remediation standards; provided, however, that any such remediation standards applicable to the Facility will allow the continued use of the Facility in substantially the same manner as it was used immediately before the Closing Date. The Buyer Group shall not be entitled to indemnification in respect of Damages to the extent based upon diminution of the fair market value of the Facility. In respect of Damages relating to operational or maintenance costs incurred by the Buyer Group to operate any compliance equipment, the Buyer Group shall only be entitled to indemnification in respect of the present value (discounted at the rate of seven (7%) percent per annum) of such portion of such costs that relate directly and exclusively to remedying the breaches of representations and warranties in
Section 3.12 hereof that gave rise to such Damages, and subject further to the other limitations set forth in this Article IX. The Sellers may elect (in writing) to control any investigation or remediation arising from breaches of
Section 3.12(b), (c) or (d) hereof; provided, however, that such investigation or remediation pursuant to Section 3.12(b) or (d) hereof shall be conducted promptly and shall not materially interfere with Buyer's operation of the Business. Buyer agrees to (i) cooperate with the Sellers to perform any investigation or remediation; (ii) to place any deed notices or restrictions that may be necessary; provided, that such deed notices or restrictions do not significantly interfere with the continued use of the Facility or other property in the same manner as it was used on or before the date of this Agreement; and
(iii) to maintain any institutional or engineering controls; provided, that the present value (discounted at the rate of seven (7%) percent per annum) of such portion of the cost for maintaining such controls that relates directly and exclusively to such remediation shall (subject to the limitations set forth in this Article IX) be paid for by the Sellers.

          9.05. INDEMNIFICATION FOR AIR PERMIT NON-COMPLIANCE. The Sellers hereby agree to jointly and severally indemnify, defend and hold harmless the Buyer Group from and against, and pay and/or reimburse the Buyer Group for, any and all Damages incurred by any of the Buyer Group necessary for the Business, as if operated at eighty one (81%) percent of its practical capacity for manufacturing the products identified on Schedule 1.01(e)(i) hereto or substantially similar products in a commercially reasonable and prudent product mix and product scheduling, to comply with all applicable Environmental Laws, to the extent that such Damages arise from or are attributable to conditions of non-compliance referenced in Item 1 of Schedule 3.12(a) hereto (concerning certain temperature requirements specified as Operational Restrictions in the Additional Special Terms and Conditions section of the Permit To Install, Application No. 01-7396, issued to the Facility by the Ohio Environmental Protection Agency, effective October 1, 1998) (hereinafter, "Air Compliance").

          The Sellers shall have the right to control the scope and nature of the method to achieve Air Compliance, including, without limitation, pursuing permit modifications to achieve Air Compliance; provided, however, that: (1) the Sellers' efforts shall cause the Facility to achieve compliance at the above-stated capacity as soon as practicable; and in any event not later than one year after the date of this Agreement; and (2) any modifications or amendments to the permit do not impose additional operating, maintenance or monitoring requirements on the Facility that would significantly interfere with Buyer's ability to operate the Facility in substantially the same manner as of the date of this Agreement. If the Sellers do not achieve such Air Compliance within one year of this Agreement, or if any time sooner the Sellers fail to make reasonable efforts to achieve such Air Compliance, Buyer may undertake, at the Sellers' expense, actions that are necessary to achieve Air Compliance at the above-stated capacity in a manner that is reasonable and cost effective under the circumstances existing at the time. Provided that the Sellers have made reasonable progress toward achieving Air Compliance, this one-year period may be extended for a reasonable period of time to allow for construction and/or installation of equipment at the Facility. Any such extension must be approved by Buyer and such approval must not be unreasonably withheld.

          Notwithstanding anything to the contrary contained herein, indemnifiable Damages under this Section 9.05 shall include, without limitation, any losses resulting from or caused by any interruption of operations of the Business due to the Sellers' action (or inaction) in seeking to achieve Air Compliance. Buyer shall use commercially reasonable efforts to mitigate any Damages under this Section 9.05. The indemnification available under this
Section 9.05 is separate and apart from the indemnification available under
Section 9.02(a) hereof and shall not be counted toward any of the limitations specified in Section 9.04(a) hereof.

          Buyer shall cooperate with the Sellers in connection herewith, including, without limitation, executing and submitting any Permit amendment or modification applications, or other documentation required to implement a method to achieve Air Compliance, or providing employee training; provided, however, that any such requirements do not significantly interfere with Buyer's ability to operate the Facility in substantially the same manner as of the date of this Agreement.

          Buyer shall have the right to participate in the process of achieving Air Compliance and the Sellers shall keep Buyer informed of developments, strategy and plans, including but not limited to, prior notice of and opportunity to participate in all meetings or discussions with Governmental Entities, and prior draft copies of all correspondence with and information supplied to Governmental Entities, and the opportunity to comment thereon prior to submission to Governmental Entities. The Sellers shall reasonably address Buyer's comments. The Sellers shall provide Buyer with reasonable prior notice of written designs or descriptions of any: capital improvements, and equipment installations, modifications or upgrades, and the opportunity to comment thereon prior to such methods being implemented, and the Sellers shall reasonably address Buyer's comments. Buyer shall bear the cost of its participation and such costs shall not be considered Damages. In the event any method of achieving compliance also results in an additional benefit to the operations of the Business, indemnifiable Damages shall be calculated after subtracting the value of any benefits to the Business as such shall be reasonably negotiated and agreed to at such time by Buyer and the Sellers.


                                    ARTICLE X

                                  MISCELLANEOUS

          10.01. FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, each of the Sellers and Buyer shall respectively pay all fees and expenses incurred by it, or on behalf of it, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

          10.02. FURTHER ASSURANCES; COOPERATION. From time to time after the Closing, at the request of one of the parties hereto and at the expense of the party so requesting, the Sellers and Buyer agree to execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. The Sellers and Buyer shall reasonably cooperate with each other and provide each other with such assistance as reasonably may be requested by either of them in connection with all reasonable requests, including with respect to the prosecution and defense of claims and perfecting title to, and possession of, the Assets and the Shares. The party requesting assistance hereunder shall reimburse the party providing assistance for all reasonable third-party out-of-pocket expenses incurred in providing such assistance.

          10.03. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission or reputable overnight courier, or mailed (certified or registered mail, return receipt requested):

                  If to any Seller, to such Seller:

                           c/o International Specialty Products Inc.
                           1361 Alps Road
                           Wayne, New Jersey 07470
                           Attention:  General Counsel
                           Telephone: 973-628-3000
                           Facsimile: 973-628-3229

                  If to Buyer, to:

                           Pharmaceutical Resources, Inc.
                           One Ram Ridge Road
                           Spring Valley, New York 10977
                           Attention: Kenneth Sawyer, CEO
                           Telephone: 845-425-7100
                           Facsimile:  845-425-7922

                  With a copy (which copy shall not constitute notice) to:

                           Kirkpatrick & Lockhart LLP
                           1251 Avenue of the Americas, 45th Floor
                           New York, New York 10020
                           Attention:  Stephen R. Connoni, Esq.
                           Telephone:  212-536-4040
                           Facsimile:   212-536-3901

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered or telecommunicated or delivered by overnight courier or on the fifth Business Day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

          10.04. ENTIRE AGREEMENT. (a) This Agreement, the Other Agreements, the Schedules and the Exhibits hereto and thereto and the Confidentially Agreement contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter except for
Section 1 of that certain letter agreement, dated as of December 28, 2001, by and between the Sellers and Buyer. BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLERS HAVE PROVIDED NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND. Without limiting the foregoing, Buyer acknowledges and agrees that, except to the extent provided in Sections 3.03, 3.07, and 3.15 hereof, the Sellers are making no representations or warranties with respect to the business, operations, properties, assets or liabilities of ISP Israel or any assets acquired or liabilities assumed in connection with the FineTech Agreement, for any period prior to June 6, 2001.

          (b) Items or information may be disclosed in the Schedules hereto which the Sellers are not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation under this Agreement. In addition, inclusion of such information herein shall not be construed as an admission that such information is "material" for any purpose.

          10.05. WAIVER OF BULK SALES REQUIREMENTS. Subject to Section 9.02(a)(iv) hereof, Buyer hereby waives compliance by the Sellers with any bulk-sales notice requirements of applicable law.

          10.06. SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and be enforced to the fullest extent permitted by law.

          10.07. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (except as provided in Section 5.04 hereof) and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, by any party hereto without the prior written consent of the other parties; provided, however, that any party may assign and/or delegate this Agreement and any or all of the rights, interests and obligations hereunder to any of its Affiliates, and upon any such permitted assignment and/or delegation, the references in this Agreement to the assigning and/or delegating party shall also apply to any assignee and/or delegatee unless the context otherwise requires, but no such assignment and/or delegation will relieve the assigning and/or delegating party of its obligations hereunder in the event such assignee and/or delegatee fails to satisfy such obligations in accordance with the terms of this Agreement.

          10.08. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended, and shall not be deemed, to confer upon or give any Entity (including, without limitation, any past or current employee of the Business) except the parties hereto (and, with respect to Article IX hereof, the Buyer Group and the Seller Group) and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

          10.09. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          10.10. INTERPRETATION. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          10.11. GOVERNING LAW. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          10.12. AMENDMENTS. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto. Any failure of the Sellers to comply with any term or provision of this Agreement may be waived by Buyer at any time by an instrument in writing signed on behalf of Buyer and any failure of Buyer to comply with any term or provision of this Agreement may be waived by the Sellers at any time by an instrument in writing signed on behalf of the Sellers. Any such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       PHARMACEUTICAL RESOURCES, INC.


                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:

                                       ISP HUNGARY HOLDINGS LIMITED


                                       By:
                                          --------------------------------------
                                           Name:  Alvin Yanofsky
                                           Title:

                                       ISP INVESTMENTS INC.


                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:

                                       ISP CHEMICALS INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       ISP TECHNOLOGIES INC.


                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:

                                       INTERNATIONAL SPECIALTY
                                         PRODUCTS INC.
                                       (as to Sections 5.04, 5.05 and 5.13 only)


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I  DEFINITIONS.........................................................2

         1.01.    Definitions..................................................2

         1.02.    Additional Definitions......................................11

ARTICLE II  PURCHASE AND SALE.................................................12

         2.01.    Purchase and Sale; Closing Deliveries.......................12

         2.02.    Purchase Price; Allocation..................................13

         2.03.    Assumed and Retained Liabilities; Proration.................15

         2.04.    Nonassignable Rights........................................16

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................17

         3.01.    Organization and Qualification; Due Authorization...........17

         3.02.    No Violation; Consents and Approvals........................18

         3.03.    Financial Statements; Undisclosed Liabilities...............18

         3.04.    Absence of Certain Changes or Events........................19

         3.05.    The Shares; the Equipment; the Inventory; Sufficiency
                        of Tangible Assets; etc...............................20

         3.06.    Intellectual Property.......................................22

         3.07.    Litigation..................................................23

         3.08.    Taxes.   ...................................................23

         3.09.    Contracts...................................................23

         3.10     Compliance with Laws, Permits, Etc..........................24

         3.11.    Brokers.....................................................25

         3.12.    Environmental Matters.......................................25

         3.13.    Employees and Employee Benefit Plans and Arrangements.......26

         3.14.    The Facility; Real Property.................................28

         3.15.    ISP Israel Asset Purchase Agreement.........................30

         3.16.    Products....................................................30

         3.17.    Certain Business Matters....................................30

         3.18.    Regulatory Compliance.......................................31

         3.19.    Customers...................................................32

         3.20.    Extent of the Sellers Representations and Warranties........32

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER...........................32

         4.01.    Organization and Due Authorization..........................32

         4.02.    No Violation; Consents and Approvals........................33

         4.03.    Investment Intent...........................................33

         4.04.    Litigation..................................................33

         4.05.    No Brokers..................................................33

         4.06.    Availability of Funds.......................................33

ARTICLE V  COVENANTS OF THE PARTIES...........................................34

         5.01.    Conduct of the Business; Etc................................34

         5.02.    Access......................................................35

         5.03.    Reasonable Best Efforts; Further Assurances.................36

         5.04.    Non-Competition.............................................36

         5.05.    Public Announcements........................................38

         5.06.    Certain Tax Matters.........................................38

         5.07.    Other Agreements............................................39

         5.08.    Discharge of Retained Liabilities...........................39

         5.09.    Employees...................................................39

         5.10.    Use of ISP Name; Etc........................................43

         5.11.    Title Insurance.............................................43

         5.12.    Survey......................................................44

         5.13.    Confidentiality.............................................44

         5.14.    Non-Interference............................................45

         5.15.    Right of Enforcement and Settlement.........................45

         5.16.    Cooperation.................................................45

         5.17.    FIRPTA Certificate..........................................46

         5.18     Supplemental Disclosure.....................................46

         5.19     Additional Covenants of Buyer...............................46

         5.20     Excluded Inventory..........................................47

         5.21     Customer Confidentiality....................................47

ARTICLE VI  CONDITIONS TO OBLIGATION OF BUYER TO CLOSE........................47

         6.01.    Representations and Warranties; No Material Adverse Effect..48

         6.02.    Compliance with Covenants...................................48

         6.03.    Consent and Approvals.......................................48

         6.04.    No Buyer Material Adverse Change............................48

         6.05     Registration Statement......................................49

         6.06     Transfer of Environmental Permits...........................49

         6.07     Market Condition............................................49

         6.08     Customer Consents...........................................49

ARTICLE VII  CONDITIONS TO OBLIGATION OF THE SELLERS TO CLOSE.................50

         7.01.    Representations and Warranties..............................50

         7.02.    Compliance with Covenants...................................50

         7.03.    Consent and Approvals.......................................50

ARTICLE VIII  TERMINATION.....................................................50

         8.01.    Termination.................................................50

         8.02.    Effect of Termination.......................................51

ARTICLE IX  SURVIVAL; INDEMNIFICATION.........................................51

         9.01.    Survival of Representations and Covenants...................51

         9.02.    Indemnification.............................................52

         9.03.    Procedures for Indemnification..............................54

         9.04.    Limitations.................................................55

         9.05.    Indemnification for Air Permit Non-compliance...............57

ARTICLE X  MISCELLANEOUS......................................................58

         10.01.   Fees and Expenses...........................................58

         10.02.   Further Assurances; Cooperation.............................58

         10.03.   Notices.....................................................59

         10.04.   Entire Agreement............................................60

         10.05.   Waiver of Bulk Sales Requirements...........................60

         10.06.   Severability................................................60

         10.07.   Binding Effect; Assignment..................................60

         10.08.   No Third-Party Beneficiaries................................60

         10.09.   Counterparts................................................61

         10.10.   Interpretation..............................................61

         10.11.   Governing Law...............................................61

         10.12.   Amendments..................................................61

                                LIST OF EXHIBITS

Exhibit A              Form of Assignment and Assumption Agreement

Exhibit B              Form of Bill of Sale

Exhibit C              Form of Facility Transfer Agreement

Exhibit D              Form of Intellectual Property Assignment and License
                       Agreement

Exhibit E              Terms of Supply Agreement

Exhibit F              Form of Transitional Services Agreement

Exhibit G              Allocation of Purchase Price

                                LIST OF SCHEDULES

Schedule 1.01(b)               Certain Equipment
Schedule 1.01(c)               Certain Permitted Liens
Schedule 1.01(d)               Certain Title Exceptions
Schedule 1.01(e)(i)            Certain Products
Schedule 1.01(e)(ii)           Certain Excluded Products
Schedule 1.01(f)               Certain Technologies
Schedule 1.01(x)               Certain Excluded Assets
Schedule 1.01(y)               Certain Excluded Inventory
Schedule 1.01(z)               Certain ISP Israel Ingredients and Intermediates
Schedule 2.01(a)(iv)(B)        Exceptions to Licensed Intellectual Property
Schedule 3.01                  Jurisdictions of Qualification
Schedule 3.02                  Sellers' Consents and Approvals
Schedule 3.03(a)               Financial Statements
Schedule 3.03(c)               Certain Liabilities
Schedule 3.04                  Certain Changes and Events
Schedule 3.05(a)(i)            Note
Schedule 3.05(a)(ii)           Certain Exceptions Re: ISP Israel
Schedule 3.05(a)(iii)          Certain Restrictions
Schedule 3.05(c)               Certain Equipment Lease Agreements
Schedule 3.05(f)               Certain Other Assets
Schedule 3.05(g)               Certain ISP Israel Related-Party Notes and
                               Receivables
Schedule 3.06(a)(i)            Assigned Intellectual Property
Schedule 3.06(a)(ii)           Licensed Intellectual Property
Schedule 3.06(a)(iii)          Material ISP Israel Patents and Trademarks
Schedule 3.06(b)               Certain Exceptions to Material Intellectual
                               Property Rights and Material ISP Israel Patents and Trademarks
Schedule 3.07                  Litigation
Schedule 3.09(a)               Certain Contracts
Schedule 3.09(b)               Assumed Contracts; Certain Consents
Schedule 3.10                  Compliance With Laws, Permits, Etc.
Schedule 3.12(a)               Compliance With Environmental Laws
Schedule 3.12(g)               Environmental Permits
Schedule 3.13(a)               Employees
Schedule 3.13(b)               Employment and Retention Agreements

Schedule 3.13(c)               Seller Benefit Plans
Schedule 3.13(i)               Obligations under Seller Benefit Plans
Schedule 3.14                  Real Property
Schedule 3.15                  Certain Breaches
Schedule 3.17(a)               Certain Business Matters
Schedule 3.17(b)               ISP Goods
Schedule 3.19                  Notices from Certain Customers
Schedule 4.02                  Buyer's Consents and Approvals
Schedule 4.06                  Credit Facility Documents
Schedule 5.09(a)               Certain Employees
Schedule 5.09(b)               Buyer Benefit Plans